UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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The Providence Service Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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700 Canal Street, Third Floor
Stamford, CT 06902
_________________

April 27, 2018

Dear Stockholder:

We are pleased to invite you to attend the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of The Providence Service Corporation (the “Company”), which will be held on June 12, 2018, at 11:00 a.m. eastern time, at 700 Canal Street, Third Floor, Stamford, CT 06902.

At the Annual Meeting you will be asked to consider and vote on the proposals described in the accompanying notice of annual meeting and Proxy Statement, as well as such other business as may properly come before the meeting.

Your vote is important and we encourage you to vote promptly. For record holders, whether or not you are able to attend the Annual Meeting in person, please follow the instructions contained in the notice of annual meeting on how to vote via the Internet, by telephone, or request a paper proxy card to complete, sign and return by mail so that your shares may be voted. If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

On behalf of the Board of Directors and management of the Company, I extend our appreciation for your continued support.

R. Carter Pate
Interim Chief Executive Officer

700 Canal Street, Third Floor
Stamford, CT 06902
_________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 12, 2018
_________________

TO OUR STOCKHOLDERS:

Notice is hereby given that the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of The Providence Service Corporation (the “Company”) will be held at 700 Canal Street, Third Floor, Stamford, CT 06902, at 11:00 a.m. eastern time on June 12, 2018. The Annual Meeting is being held for the following purposes:

1.
To elect two Class 3 directors, each to serve for a three-year term until the 2021 annual meeting of stockholders or until his or her successor has been duly elected and qualified, as more fully described in the accompanying Proxy Statement;

2.	To hold a non-binding advisory vote to approve named executive officer compensation;

3.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company to serve for the 2018 fiscal year; and

4.	To transact such other business as may properly come before the Annual Meeting or any of its adjournments, postponements or reschedulings.

Only stockholders of record of the Company’s common stock, par value $0.001 per share, and Series A convertible preferred stock, par value $0.001 per share, as shown by the transfer books of the Company, at the close of business on April 18, 2018, are entitled to notice of, and to vote at, the Annual Meeting or any adjournments, postponements or reschedulings thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to vote your shares in advance using one of the methods outlined in the accompanying Proxy Statement and proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 12, 2018. We have elected to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules. Consequently, the majority of stockholders will not receive paper copies of our proxy materials. We will instead mail stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) with instructions for accessing proxy materials and voting via the Internet. The Notice will also provide information on how stockholders may obtain paper copies of our proxy materials if they so choose. The Proxy Statement, form of proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 are available free of charge at www.proxyvote.com. The Notice or our proxy materials, as applicable, are first being mailed to stockholders on or about April 27, 2018.

By Order of the Board of Directors,

Sophia D. Tawil
Senior Vice President, General Counsel & Corporate Secretary

April 27, 2018
Stamford, Connecticut

IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE
VOTE YOUR SHARES USING ONE OF THE METHODS OUTLINED IN THE PROXY STATEMENT
AS PROMPTLY AS POSSIBLE. SEE “VOTING PROCEDURES” IN THE ACCOMPANYING PROXY
STATEMENT FOR FURTHER DETAILS. IF YOU DO ATTEND THE MEETING, YOU MAY, IF
YOU PREFER, REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

THE PROVIDENCE SERVICE CORPORATION
700 Canal Street, Third Floor
Stamford, CT 06902

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of The Providence Service Corporation, a Delaware corporation, for use at the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company, to be held at 700 Canal Street, Third Floor, Stamford, CT 06902, at 11:00 a.m. eastern time on June 12, 2018, and at any adjournments, postponements or reschedulings of the meeting, for the purposes set forth herein and in the attached notice of the Annual Meeting. Accompanying this Proxy Statement is the Board’s proxy for the Annual Meeting, which you may use to indicate your vote on the proposals described in this Proxy Statement.

As is the practice of many other companies, the Company provides proxy materials by a “notice and access” process through the Internet. Those stockholders who wish to receive paper proxy materials may request them. This Proxy Statement and accompanying proxy will be mailed to Company stockholders who request paper proxy materials on or about April 27, 2018.

Only stockholders of record, as shown on the transfer books of the Company, at the close of business on April 18, 2018 (the “Record Date”), will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments, postponements or reschedulings thereof. On the Record Date, there were 13,020,299 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), outstanding and 803,200 shares of the Company’s Series A convertible preferred stock, par value $0.001 per share (“Preferred Stock”), outstanding, which, on an as-converted basis, represented 2,014,042 shares of Common Stock. The Common Stock and Preferred Stock are the only outstanding classes of capital stock of the Company with voting rights, and the Common Stock and the Preferred Stock vote together as a single class. Each share of Common Stock is entitled to one vote, and each share of Preferred Stock is entitled to that number of votes equal to the whole number of shares of Common Stock into which such holder’s aggregate number of shares of Preferred Stock are convertible as of the close of business on the Record Date. As of the Record Date, each share of outstanding Preferred Stock was convertible into approximately 2.51 shares of Common Stock.

Sending in a signed proxy will not affect a stockholder’s right to attend the Annual Meeting and vote in person since the proxy is revocable. All proxies which are properly completed, signed and returned to the Company prior to the Annual Meeting or voted by Internet or telephone, and which have not been revoked, will, unless otherwise directed by the stockholder, and other than with respect to broker non-votes, as discussed below, be voted in accordance with the recommendations of the Board set forth in this Proxy Statement. A stockholder may revoke his or her proxy at any time before it is voted by following the instructions under “Voting Procedures—Changing or Revoking Your Vote”.

The principal executive offices of the Company are located at 700 Canal Street, Third Floor, Stamford, CT 06902, and the telephone number of the Company is (203) 307-2800. References to the “Company”, “Providence”, “we”, “us” or “our” and similar terms mean The Providence Service Corporation and, except as otherwise specified herein, its subsidiaries. When such terms are used in reference to the Common Stock or Preferred Stock, they refer specifically to The Providence Service Corporation.

VOTING PROCEDURES

The presence, in person or represented by proxy, of the holders of a majority of the outstanding shares of Common Stock and Preferred Stock (on an as-converted basis) entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. Withheld votes, abstentions and broker non-votes (that is when a nominee holding shares of Common Stock or Preferred Stock cannot vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner) will be included in the number of shares present at the Annual Meeting for the purpose of determining the presence of a quorum.

A holder of Common Stock is entitled to cast one vote for each share of Common Stock held of record on the Record Date on all matters to be considered at the Annual Meeting. A holder of Preferred Stock is entitled to that number of votes equal to the whole number of shares of Common Stock into which such holder’s aggregate number of shares of Preferred Stock are convertible as of the close of business on the Record Date. As of the Record Date, each share of outstanding Preferred Stock was convertible into approximately 2.51 shares of Common Stock.

If you hold your shares in “street name” (that is, your shares are held in an account at and registered in the name of a brokerage firm, bank, broker-dealer or similar organization), your broker may vote your shares under certain limited circumstances if you do not provide voting instructions before the Annual Meeting, in accordance with the NASDAQ rules that govern the banks and brokers. These circumstances include voting your shares on “routine matters,” such as the ratification of the appointment of our independent registered public accountants described in this proxy statement. With respect to this proposal, therefore, if you do not vote your shares, your bank or broker may vote your shares on your behalf or leave your shares unvoted. The election of directors and the non-binding advisory vote approving executive compensation are not considered routine matters under NASDAQ rules relating to voting by banks and brokers. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

Approval of Proposal 1 requires a majority of the votes cast for each director nominee. Abstentions and broker non-votes are not considered votes cast with respect to the election of directors and thus will have no effect on the election of directors. In accordance with the Company’s amended and restated bylaws, cumulative voting is not permitted for the election of directors.

Approval of Proposal 2 requires the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions are considered present and entitled to vote on Proposal 2 and will have the same legal effect as votes against such proposal. Broker non-votes are not entitled to vote on Proposal 2 and will not count as votes against such proposal at the Annual Meeting.

Approval of Proposal 3 requires the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions are considered present and entitled to vote on Proposal 3 and will have the same legal effect as votes against such proposal. There will be no broker non-votes associated with this proposal, as the ratification of our independent registered public accounting firm is a routine matter. As a result, if your shares are held in “street name” and you do not give your bank or broker instructions on how to vote, your shares will be voted by the broker in its discretion.

Notice and Access. The Company uses the Internet as the primary means of furnishing proxy materials to stockholders. Stockholders will receive a Notice of Internet Availability of Proxy Materials (the “Notice”) with instructions for accessing the proxy materials and voting via the Internet. The Notice will also provide information on how stockholders may obtain paper copies of our proxy materials.

The Company’s proxy materials are also available at www.proxyvote.com.

Stockholder of Record. If you are the stockholder of record with respect to your shares (that is, your shares are registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A.), you may vote using the following methods:

•In Person. You may vote in person at the Annual Meeting by requesting a ballot from a Company representative when you arrive.

•Internet. You may vote by Internet at www.proxyvote.com. You will be prompted to enter your Control Numbers which are located on the Notice and then follow the instructions on the Notice to vote.

•Telephone. You may vote by telephone at (800) 690-6903. You will be prompted to enter your Control Numbers which are located on the Notice and then follow the instructions on the Notice to vote.

•Mail. If you requested printed copies of the proxy materials by mail, you may vote by proxy by filling out the voting instruction form included with your proxy materials and returning it in the envelope provided.

The deadline for registered stockholders to vote by Internet, telephone or mail is 11:59 p.m. eastern time on June 11,
2018.

Beneficial Owner of Shares Held in Street Name. If you are the beneficial owner of shares held in street name (that is, your shares are held in an account at and registered in the name of a brokerage firm, bank, broker-dealer or similar organization), you may vote using the following methods:

•In Person. You must obtain a “legal proxy” from the organization that holds your shares. A legal proxy is a written document that authorizes you to vote your shares held in street name at the Annual Meeting. Please contact the organization that holds your shares for instructions regarding obtaining a legal proxy.

You must bring a copy of the legal proxy to the Annual Meeting and ask for a ballot from a Company representative when you arrive. In order for your vote to be counted, you must hand both the copy of the legal proxy and your completed ballot to a Company representative to be provided to the inspector of election.

• Internet and Telephone. Please check your proxy card or contact your respective organization to determine your availability to vote by Internet or telephone.

•Mail. If you requested printed copies of the proxy materials by mail, you may vote by proxy by filling out the voting instruction form included with your proxy materials and returning it in the envelope provided.

Changing or Revoking Your Vote. After voting, you may change your vote one or more times by completing and returning a new proxy to the Company, by voting again either by Internet or telephone as described in this Proxy Statement, or by voting in person at the Annual Meeting. You may request a new proxy card from the Company’s Corporate Secretary at the address below. You may revoke a proxy before its exercise by filing written notice of revocation with the Company’s Corporate Secretary at 700 Canal Street, Third Floor, Stamford, CT 06902, before the Annual Meeting. The last vote received chronologically will supersede any prior votes. The deadline for registered stockholders to change their vote by Internet or telephone is 11:59 p.m. eastern time on June 11, 2018.

If you hold your shares through a brokerage firm, bank, broker-dealer or similar organization, please refer to your proxy card or other information forwarded by such organization to learn how you can revoke your proxy and change your vote.

Failure to Provide Voting Instructions. Other than with respect to broker non-votes, if you submit a signed proxy card or vote by Internet or telephone, but do not indicate how you want your shares voted, the persons named in the enclosed proxy card will vote your shares of Common Stock or Preferred Stock, as the case may be:

•“FOR” the election of the nominees, Todd J. Carter and Frank J. Wright, as Class 3 directors;

•“FOR” the non-binding advisory vote to approve named executive officer compensation;

•“FOR” the ratification of the appointment of KPMG as the independent registered public accounting firm of the Company to serve for the 2018 fiscal year; and

•with respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote the proxies in their discretion in accordance with their best judgment and in the manner they believe to be in the best interest of the Company.

Solicitation of Proxies. The entire cost of soliciting proxies, including the costs of preparing, assembling and mailing this Proxy Statement, the proxy card and any additional soliciting materials furnished to stockholders, will be borne by the Company. In addition to solicitation by mail, officers, directors or employees of the Company may solicit proxies in person or by telephone, facsimile or similar means without additional compensation. Upon request, the Company will pay the reasonable expenses incurred by record holders of the Common Stock or Preferred Stock who are brokers, dealers, banks or voting trustees, or their nominees, for sending proxy materials and the Annual Report on Form 10-K for the year ended December 31, 2017 (the “2017 Annual Report”) to the beneficial owners of the shares they hold of record.

The Company is not presently aware of any matters that will be brought before the Annual Meeting that are not reflected in the attached Notice of the Annual Meeting. If any such matters are brought before the Annual Meeting, the persons named in the enclosed proxy will act or vote in accordance with their best judgment.

VOTING SECURITIES OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of the Record Date, with respect to the beneficial ownership of Providence’s Common Stock and Preferred Stock by (a) each stockholder known by us to own beneficially more than 5% of our outstanding voting power of Common Stock and Preferred Stock, (b) each of Providence’s directors and nominees for director, (c) each of Providence’s executive officers named in the “Summary Compensation Table” which follows, who were named executive officers on the Record Date and (d) all of Providence’s directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has sole voting and investment power with respect to the shares.

Name and Address	No. of Shares of Common Stock Beneficially Owned (1)	No. of Shares of Preferred Stock Beneficially Owned (1)	Percent of Total Voting Power (1)
BlackRock, Inc. (2)	1,476,678	—	9.8%
Coliseum Capital Management, LLC (3)	1,653,755	765,916	23.8%
Dimensional Fund Advisors LP (4)	977,794	—	6.5%
Renaissance Technologies LLC (5)	1,002,700	—	6.7%
Directors
Todd J. Carter (6)	7,048	—	*
David A. Coulter (6)	13,441	—	*
Richard A. Kerley (7)	31,169	—	*
Kristi L. Meints (7)(8)	55,917	1,000	*
Leslie V. Norwalk (9)	9,101	—	*
Christopher S. Shackelton (10)	1,653,755	765,916	23.8%
Frank J. Wright (6)	7,242	—	*
Named Executive Officers
R. Carter Pate	—	—	*
William Severance (11)	7,184	—	*
David C. Shackelton (12)	15,167	76	*
Sophia D. Tawil	1,099	—	*
James M. Lindstrom (13)	84,156	—	*
Matthew Umscheid	2,390	—	*
All current directors and executive officers as a group (11 persons) (14)	1,801,123	766,992	24.8%

*	Less than 1%

(1)
The securities “beneficially owned” by each stockholder are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the Securities and Exchange Commission (the “SEC”). Accordingly, they may include securities to which the stockholder has or shares voting or investment power or has the right to acquire within 60 days of the Record Date. Beneficial ownership may be disclaimed as to certain of the securities. As of the Record Date there were 13,020,299 shares of the Common Stock outstanding, and 803,200 shares of Preferred Stock outstanding, which, on an as-converted basis, represents 2,014,042 shares of Common Stock. The Common Stock and Preferred Stock are the only outstanding classes of capital stock of the Company with voting rights, and the Common Stock and the Preferred Stock vote together as a single class. Each share of Common Stock is entitled to one vote, and each share of Preferred Stock is entitled to that number of votes equal to the whole number of shares of Common Stock into which such holder’s aggregate number of shares of Preferred Stock are convertible as of the close of business on the Record Date. As of the Record Date, each share of outstanding Preferred Stock was convertible into approximately 2.51 shares of Common Stock.

(2)	This information is based on the Schedule 13G/A filed with the SEC by BlackRock, Inc. (55 East 52nd Street, New York, NY 10055) on January 19, 2018.

(3)
This information is based on ownership information reported in the Schedule 13D/A filed with the SEC on December 13, 2017 by Coliseum Capital Management, LLC (“CCM”), Coliseum Capital, LLC (“CC”), Coliseum Capital Partners, L.P. (“CCP”), Coliseum Capital Partners II, L.P. (“CCP2”), Coliseum Capital Co-Invest, L.P. (“CCC”), Adam Gray and Christopher Shackelton (105 Rowayton Avenue, Rowayton, CT 06853) and on the Form 4 filed with the SEC by the same entities and individuals on March 20, 2018. Based on information available in the Schedule 13D/A and Form 4, the shares are held directly by (a) CCP, an investment limited partnership of which CC is general partner and for which CCM, a Delaware limited liability company, serves as investment adviser, (b) CCP2, an investment limited partnership of which CC is general partner and for which CCM serves as investment adviser, and (c) a separate account investment advisory client of CCM (the “Separate Account”). Christopher Shackelton, the Chairman of our Board, and Adam Gray are managers of and have an ownership in each of CCM and CC and may be deemed to have an indirect pecuniary interest in the shares held by CCP, CCP2 and the Separate Account due to CCM’s right to receive performance-related fees from the Separate Account and CC’s right to receive performance-related fees from CCP and CCP2. Each of Christopher Shackelton, Adam Gray, CCP, CCP2, the Separate Account, CC, CCM and CCC disclaims beneficial ownership of these securities except to the extent of that person’s own pecuniary interest therein.

(4)	This information is based on the Schedule 13G filed with the SEC by Dimensional Fund Advisors LP (Building One, 6300 Bee Cave Road, Austin, TX 78746) on February 9, 2018.

(5)
This information is based on the Schedule 13G/A filed with the SEC by Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation (800 Third Avenue, New York, NY 10022) on February 14, 2018.

(6)	The shares reported include 5,372 unvested restricted shares that are scheduled to vest more than 60 days after the Record Date.

(7)	The shares reported include 5,202 unvested restricted shares that are scheduled to vest more than 60 days after the Record Date.

(8)
Includes 35,936 shares of Common Stock held directly by Ms. Meints, 10,167 shares of Common Stock held by a charitable remainder trust of which Ms. Meints is a trustee and a beneficiary, and 9,814 shares of Common Stock issuable upon the exercise of stock options that are exercisable within 60 days of the Record Date.

(9)	The shares reported include 5,411 unvested restricted shares that are scheduled to vest more than 60 days after the Record Date.

(10)
Includes shares of Common Stock and Preferred Stock held by CCP, CCP2 and a separate account managed by CCM (for additional information see (3) above). Christopher Shackelton disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(11)	The shares reported include 3,730 unvested restricted shares that are scheduled to vest more than 60 days after the Record Date.

(12)	Includes 15,167 shares of Common Stock held by an irrevocable trust for the benefit of David Shackelton, his wife and children.

(13)
Includes 34,156 shares of Common Stock as reported on the Form 4 filed on March 17, 2017 and 50,000 shares of Common Stock issuable upon the exercise of stock options that are exercisable within 60 days of the Record Date.

(14)
Includes 1,791,309 shares of Common Stock and 9,814 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of the Record Date. The shares reported include 35,661 unvested restricted shares that are scheduled to vest more than 60 days after the Record Date.

PROPOSAL 1 – ELECTION OF DIRECTORS

The Company’s second amended and restated certificate of incorporation, as amended, provides that the number of directors be between five and eleven, as determined by the Board. The Board is divided into three classes, approximately equal in size, serving staggered three year terms. Each class must be as nearly equal in size as possible. At each annual meeting of stockholders, the successors to the directors whose terms will then expire will be elected to serve from the time of their election and qualification until the third annual meeting following their election or until their successors have been duly elected and qualified, or until the earlier of their death, resignation or removal. On April 24, 2018, the Board approved a reduction in the size of the Board from eight to six directors effective immediately following the Annual Meeting.

Under the Company’s amended and restated bylaws, to be elected in an uncontested election, a director nominee must receive a majority of the votes cast for each director nominee. In an uncontested election, the incumbent director nominee must submit an irrevocable resignation that is subject to (i) that director receiving less than a majority of the votes cast in the uncontested election, and (ii) acceptance of the resignation by the Board in accordance with the policies and procedures adopted by the Board for such purpose. In the event an incumbent director does not receive a majority of the votes cast in an uncontested election, the Nominating and Governance Committee will make a recommendation to the Board as to whether to accept or reject the resignation or whether other action should be taken. The Board is required to act on the Nominating and Governance Committee’s recommendation no later than 90 days following certification of the stockholder vote. If any incumbent director does not receive a majority of the votes cast, the Board will publicly disclose its decision regarding accepting or not accepting a resignation within four business days of reaching its decision.

The Board proposes the election of Todd J. Carter and Frank J. Wright as Class 3 directors. The director nominees were nominated by the Nominating and Governance Committee of our Board, which nomination was confirmed by the Board. Each nominee has consented to serve as a nominee for election to the Board, to be named in the Proxy Statement and to serve as a member of the Board if elected by the Company’s stockholders. Information regarding each nominee is set forth below.

The Board has no reason to believe that the Board’s nominees are unable to serve or will not serve if elected. If for any reason a nominee becomes unable to serve or for good cause will not serve if elected, the Nominating and Governance Committee of our Board may designate a substitute nominee, in which event the shares represented by proxies returned to us will be voted for such substitute nominee. If the Nominating and Governance Committee designates a substitute nominee, we will file an amended proxy statement that, as applicable, identifies the substitute nominee, discloses that such nominee has consented to being named in the revised proxy statement and to serve if elected, and includes certain biographical and other information about such nominee required by the applicable rules promulgated by the SEC.

If elected, Todd J. Carter and Frank J. Wright are each expected to serve until the 2021 annual meeting of stockholders or until his successor is duly elected and qualified. Mr. Carter and Mr. Wright are presently directors of the Company.

Unless directed otherwise, the persons named in the enclosed proxy intend to vote such proxy for the election of the listed nominees or, in the event of death, disqualification, refusal or inability of a nominee to serve, for the election of such other person as the Board may recommend in the place of such nominee to fill the vacancy.

The Board unanimously recommends that the stockholders vote “FOR” election of Todd J. Carter and Frank J. Wright as directors of the Company for the ensuing term.

The following table sets forth certain information with respect to the current directors and the director nominees as of the Record Date.

Name	Age	Class	Term Expires
Todd J. Carter†	54	3	2018
David A. Coulter	70	2	2020
Richard A. Kerley	68	1	2019
Kristi L. Meints	63	3	2018
Leslie V. Norwalk	52	2	2020
Christopher S. Shackelton	38	1	2019
Frank J. Wright†	70	3	2018

† = Director Nominee

      The process undertaken by the Nominating and Governance Committee in selecting qualified director candidates is described below under “Corporate Governance—Director Nomination Process—Director Nominee Selection Process”. Certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole are described in each director’s biography.

On April 24, 2018, the Board approved a reduction in the size of the Board from eight to six directors effective immediately following the Annual Meeting.

Director Nominees

Todd J. Carter
Director Since: 2016
Board Committees: Compensation Committee member

Todd J. Carter is Co-President and Chief Executive Officer of GCA Savvian Advisors, a global independent investment banking firm, and serves on the firm's board of directors. He has served in these roles since 2008, and is a co-founder of the firm. Previously, Mr. Carter served as Chairman, President and Chief Executive Officer of Savvian Inc. and Perseus Group. Prior to 2003, he was President of Robertson Stephens & Company Inc., a global investment banking and asset management firm, and served on the firm’s board of directors. Earlier in his career, Mr. Carter was employed by McKinsey & Company and Smith Barney Inc. Additionally, Mr. Carter has served on a number of company, advisory and non-profit boards of directors. Mr. Carter received a bachelor’s degree from the University of Texas and a master of business administration degree from Harvard University.

Mr. Carter brings to the Board global investment banking experience, including his service as founder and chief executive officer of a large independent global investment bank, and his extensive financial expertise and experience in the transaction advisory industry, as well as a broad span of expertise in the financial advisory and mergers & acquisitions sectors.

Frank J. Wright
Director Since: 2016
Board Committees: Audit Committee and Nominating and Governance Committee member

Mr. Wright is founder of the PharmaTrust, a firm that provides advisory services to companies and investors engaged in healthcare services and pharmaceutical development and manufacturing. Mr. Wright has almost 40 years of experience in the chemical and pharmaceutical industries. He served as a senior executive of Alexion Pharmaceuticals LLC from 2012 to 2014, as President of European operations, and is a co-founder of Aptuit, an integrated drug development services company. Prior to that, Mr. Wright held a variety of executive positions in multiple pharmaceutical companies, including Glaxo Wellcome (now GlaxoSmithKline). He is a director of Exela Pharma Sciences and ZenQMS LLC, and retired in 2017 as a  Director of Laurus Labs Private, Limited and Laurus Synthesis Inc. where he served for 10 years. Mr. Wright received a mechanical engineering degree from the University of Strathclyde, Glasgow.

Mr. Wright has almost 40 years of operational experience in the chemical and pharmaceutical industries, including as the founder of an advisory services firm engaged in healthcare services, pharmaceutical development and manufacturing adding value to the Board. Mr. Wright’s executive leadership and experience provides the Board with needed operational expertise.

Directors

Christopher S. Shackelton
Director Since: 2012
Chairman of the Board

Christopher S. Shackelton is co-founder and managing partner at CCM. CCM is a private investment firm that invests with a long-term orientation in undervalued companies. Previously, Christopher Shackelton worked at Watershed Asset Management and Morgan Stanley & Co. Christoper Shackelton also serves on the boards of BioScrip Inc., an infusion services company, Lazydays Holdings, Inc., an operator of recreation vehicle dealership, and Universal Technical Institute, a technical training school for the transportation industry, as well as a number of private companies. Christopher Shackelton was previously Chairman of Rural/Metro Corp, an emergency ambulance company, from December 2010 to June 2011 and served on the boards of LHC Group Inc., a nursing care company from November 2012 through August 2017, Advance Emissions Solutions Inc., a clean energy technology company, from August 2014 through May 2016, and Interstate Hotels Inc., a global hotel management company, from February 2009 through March 2010. Christopher Shackelton is actively involved in multiple charitable organizations, including as Chairman of The Connecticut Open. Christopher Shackelton received a bachelor’s degree in Economics from Yale College in 2001.

Christopher Shackelton’s experience creating stockholder value for a wide range of companies provides the Board with valuable business leadership and strategic focus. Mr. Shackelton brings financial, investing and accounting experience from other public company boards on which he led mergers and acquisitions, financings, restructurings and other initiatives. Furthermore, Christopher Shackelton’s in-depth knowledge of the healthcare industry is particularly beneficial to the Board.

David A. Coulter
Director Since: 2016
Board Committees: Compensation Committee and Nominating and Governance Committee member

Mr. Coulter is a Special Limited Partner of Warburg Pincus. During the past 10 years, he served in roles at Warburg Pincus including Vice Chairman as well as Managing Director and senior advisor focused on the firm's financial services investment activities. Prior to that, Mr. Coulter held a series of positions at J.P. Morgan Chase and was a member of its Office of the Chairman. He also served as Chairman and Chief Executive Officer of BankAmerica Corporation. Mr. Coulter is a director of Triton Container International and Varo Money. He is also a board member of Lincoln Center, Carnegie Mellon University, Third Way and the Northern California Asia Society. Mr. Coulter received a bachelor’s degree and master’s degree from Carnegie Mellon University.

Mr. Coulter’s experiences as both a senior executive of publicly traded financial services corporations, and as a director of public and private companies, provides the Board with extensive executive experience with regard to matters of interest to financial institutions, including risk, compensation, corporate governance and mergers and acquisitions.

Richard A. Kerley
Director Since: 2010
Board Committees: Chairperson of the Compensation Committee, Audit Committee member

Mr. Kerley served as the Senior Vice President, Chief Financial Officer and member of the board of directors of Peter Piper, Inc., a privately-held pizza and entertainment restaurant chain, from November 2008 to December 2014, when he retired. From July 2005 to October 2008, Mr. Kerley served as the Chief Financial Officer of Fender Musical Instruments Corporation. From June 1981 to July 2005, Mr. Kerley was an audit partner with Deloitte & Touche LLP. Prior to becoming a partner at Deloitte & Touche, Mr. Kerley served as an audit manager and staff accountant from August 1971 to June 1981. Mr. Kerley also serves on the board of The Joint Corp., a publicly traded operator, manager and franchisor of chiropractic clinics. He received a bachelor’s degree in accounting from Marshall University in 1971.

Mr. Kerley served as a senior financial executive with experience in a variety of operational issues, financial budgeting, planning and analysis, capital investment decisions, mergers and acquisitions, operational and financial controls, internal and external reporting, financings and public offerings and filings with the SEC. This strong financial background provides the Board with financial expertise, including an understanding of financial statements, finance, capital investing strategies and accounting.

Kristi L. Meints
Director Since: 2003
Board Committees: Chairperson of the Audit Committee, Compensation Committee and Nominating and
Governance Committee member

From January 2005 to December 2009, when Ms. Meints retired, and from August 1999 until September 2003, Ms. Meints served as Vice President and Chief Financial Officer of Chicago Systems Group, Inc. (now CSG Government Solutions, Inc.), a technology consulting firm based in Chicago, Illinois. From October 2003 to December 2004, Ms. Meints served as Chief Financial Officer of Peter Rabbit Farms, a vegetable farming business in Southern California. From January 1998 until August 1999, she was an independent financial consultant serving as Chief Financial Officer for Cordon Corporation, a start-up services company. Ms. Meints was group finance director for Avery Dennison Corporation, a New York Stock Exchange listed company that is a multi-national manufacturer of consumer and industrial products, from March 1996 until December 1997. From February 1977 until June 1995, she held a variety of financial positions at SmithKline Beecham Corporation (now GlaxoSmithKline), including as director of finance, worldwide manufacturing animal health products; and as manager of accounting and budgets for Norden Laboratories, Inc., one of its wholly owned subsidiaries. She received a bachelor’s degree in accounting from Wayne State College in 1975 and a master of business administration degree from the University of Nebraska in 1984.

Ms. Meints’s strong financial and operational background, including her experience as chief financial officer and senior finance executive of several public companies, has provided financial expertise to the Board, including an understanding of financial statements, budgeting, operational and corporate finance and accounting. Following her 15 years of service to the company as a director, Ms. Meints is not standing for re-election once her term expires.

Leslie V. Norwalk
Director Since: 2015
Board Committees: Chairperson of the Nominating and Governance Committee

Since September 2007, Ms. Norwalk has served as Strategic Counsel to Epstein Becker & Green, P.C. From 2001 to 2007, Ms. Norwalk served the Bush Administration in the Centers for Medicare & Medicaid Services (CMS). From 2006 to 2007, she was the Acting Administrator, where she managed the operations of federal health care programs, including Medicare and Medicaid. For the four years prior to that position, she was the agency's Deputy Administrator. Prior to serving the Bush Administration, Ms. Norwalk practiced law with Epstein Becker & Green, P.C. where she advised clients on a variety of healthcare policy matters. She also served the first Bush administration in the White House Office of Presidential Personnel and the Office of the U.S. Trade Representative. Ms. Norwalk is currently a director on the public company boards of NuVasive Inc. and Endologix, Inc. She also serves as an Advisor to Warburg Pincus, Enhanced Equity and Peloton Equity. She received a bachelor's degree from Wellesley College and a juris doctor degree from George Mason University School of Law.

Ms. Norwalk’s significant healthcare regulatory and policy expertise, including her experiences with the Bush Administration on Medicare and Medicaid matters, provides needed healthcare industry expertise to the Board. Ms. Norwalk will be able to help guide the Company’s strategy, particularly as the healthcare regulatory environment continues to evolve under the new presidential administration.

Non-director Executive Officers

The following is a brief summary of the background of each executive officer who is not a director:

R. Carter Pate, 62, has served as Interim Chief Executive Officer (“Interim CEO”) since November 2017. Mr. Pate joined Providence from Carter Pate, LLC, a resource for management and boards of directors seeking expertise and interim C-suite services, where he was the founder and served as Chief Executive Officer. From 2011 to 2014, he served as the Chief Executive Officer of one of the largest privately owned passenger transportation contracting firms based in the United States. Prior to that, Mr. Pate spent nearly two decades at PricewaterhouseCoopers (“PwC”), most recently serving as Global & U.S. Managing Partner, Capital Projects, Infrastructure & Government Practice. During his tenure at PwC, Mr. Pate held multiple leadership positions and advised Fortune 500 companies and G-20 governments. He currently serves as Chairman of the Board of Directors for BioScrip, Inc. and Board Chair of Compensation for Advanced Emissions Solutions, Inc. Author of “The Phoenix Effect” (now in five languages), Mr. Pate was recently named a “Board Governance Fellow” by the National Association of Corporate Directors. Mr. Pate holds a bachelor’s degree in accounting from Greensboro College and a masters of accounting and information management from the University of Texas at Dallas.

David C. Shackelton, 32, has served as Chief Transformation Officer of the Company since April 11, 2018. Prior to his appointment, he had served as Chief Financial Officer (“CFO”) since October 2015. David Shackelton also served as our Interim Chief Financial Officer (“Interim CFO”) from August through October 2015 and Head of Corporate Development, joining the Company in February 2014. Prior to joining Providence, David Shackelton was a private equity investment professional at Mill Road Capital from June 2013 to February 2014 and The Blackstone Group from July 2008 to July 2011. From July 2011 to June 2013, David Shackelton attended Stanford Graduate School of Business. David Shackelton received a bachelor’s degree from Yale University and a master of business administration degree from Stanford Graduate School of Business.

William Severance, 51, has served as Interim CFO of the Company since April 11, 2018. Prior to his appointment, he served as Chief Accounting Officer since February 2016. Prior to joining the Company, Mr. Severance served as the Chief Accounting Officer of the Gilt Groupe, a pioneer in e-commerce in the U.S., from 2010 to January 2016. Prior to that, he served in various roles for Travelport Limited, a global travel commerce platform providing distribution and technology solutions to the travel industry, from 2005 to 2009; and IAC/InterActiveCorp, a leading media and Internet company, from 1999 to 2005. Mr. Severance also worked for 11 years for Ernst and Young LLP in the Atlanta, New York and Hamburg, Germany offices. He received a bachelor’s degree in accounting from Louisiana State University and is a member of the Georgia Society of CPAs and American Institute of CPAs.

Sophia D. Tawil, 40, has served as Senior Vice President, General Counsel, Chief Compliance Officer and Secretary since April 2016. Prior to joining the Company, Ms. Tawil worked at Cravath, Swaine & Moore LLP as a Senior Attorney since December 2014, and as a Corporate Associate from September 2006 to December 2014. Ms. Tawil received a bachelor’s degree from Barnard College, Columbia University and a juris doctor degree from University of Pennsylvania Law School.

David Shackelton, the Company’s Chief Transformation Officer, and Christopher Shackelton, the Company’s Chairman, are brothers.

CORPORATE GOVERNANCE

Board Leadership Structure

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that there is no single, generally accepted approach to providing Board leadership and recognizes that, depending on the circumstances, other leadership models might be appropriate. Accordingly, the Board periodically reviews its leadership structure.

In 2012, the Board reviewed its leadership structure and determined to separate the roles of Chief Executive Officer (“CEO”) and Chairman of the Board between two individuals. The Board believes this leadership structure is appropriate because it strengthens the Board’s independence and enables the CEO to focus on the management of our business.

Independence of the Board

The Board believes that independence depends not only on our directors’ individual relationships, but also on the Board’s overall attitude. Providing objective, independent judgment is at the core of the Board’s oversight function. Under our corporate governance guidelines, the Board, with the assistance of legal counsel and the Nominating and Governance Committee, uses the current standards for “independence” established by NASDAQ to evaluate any material relationship a director may have with the Company to determine director independence. A director is not considered “independent” unless the Board affirmatively determines that the director has no material relationship with the Company or any subsidiary in the consolidated group (other than as a director of Providence or one of our consolidated subsidiaries). Any relationship that falls below a threshold set forth by the standards for “independence” established by NASDAQ and our corporate governance guidelines, or is not required to be disclosed under Item 404(a) of Regulation S-K, is automatically deemed to be an immaterial relationship. Our Board has affirmatively determined that Mr. Carter, Mr. Coulter, Mr. Kerley, Ms. Meints, Ms. Norwalk and Mr. Wright are independent directors.

The Board’s Role in Risk Oversight

The Board has an active role, as a whole and at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Nominating and Governance Committee manages risks associated with the independence of the Board, potential conflicts of interest as well as legal and regulatory compliance. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through attendance at committee meetings or committee reports about such risks. In addition, members of senior management regularly provide reports to the Board about their respective areas of responsibility and any risks thereof. These reports include actions taken by senior management to monitor and control such risks.

Compensation Risks

Prudent risk management is necessary to deliver long-term, sustainable stockholder value. The Compensation Committee believes that the Company’s executive compensation program supports the objectives described above without encouraging inappropriate or excessive risk-taking. In reaching this conclusion, the Compensation Committee considered in particular the following attributes and risk mitigation features of our compensation program:

•	our program’s emphasis on long-term, equity-based compensation discourages risk-taking that produces short-term results at the expense of building long-term stockholder value;

•	the maximum payout levels for bonuses and equity-based compensation are capped by the Compensation Committee or are tied to multi-year performance levels designed to support the Company’s strategy;

•	we cap the payment amounts under our annual cash incentive compensation plan, and the Compensation Committee can exercise negative discretion to reduce annual cash incentive compensation payments; and

•	the Compensation Committee uses an independent compensation consultant that performs no other services for the Company.

Communication with the Board

Stockholders may communicate with the Board as a whole, the non-management directors or any individual director, by sending a letter to The Providence Service Corporation, c/o Corporate Secretary, 700 Canal Street, Third Floor, Stamford, CT 06902. In the letter, the stockholder must identify him or herself as a stockholder of Providence. The Corporate Secretary may require reasonable evidence that the communication is being made by or on behalf of a stockholder before the communication is transmitted to the individual director or to the Board as a whole. Depending on the subject matter, the Corporate Secretary will either (i) promptly forward to the Chairperson of the Audit Committee and the General Counsel any communication alleging legal, ethical or compliance issues by management or any other matter deemed by the Corporate Secretary to be potentially material to the Company or (ii) not forward to the Board, any committee or any director, any communications of a personal nature or not related to the duties of the Board, including, without limitation, junk mail and mass mailings, business solicitations, routine customer service complaints, new product or service suggestions, opinion survey polls or any other communications deemed by the Corporate Secretary to be immaterial to the Company.

Meetings of the Board of Directors and Committees

During 2017, the Board held 13 meetings, the Audit Committee held nine meetings, the Compensation Committee held eight meetings and the Nominating and Governance Committee held four meetings. During 2017, all directors attended at least 75% of all of the meetings of the Board held during the period for which he or she was a director and at least 75% of the meetings of each committee of the Board held during the period in which he or she served on such committee.

Members of the Board and its committees also consulted informally with management from time to time and acted at various times by written consent without a meeting during 2017. Additionally, the independent members of the Board met in executive session regularly without the presence of management.

The Board has an internal policy that all of the directors should attend (either telephonically or in person) the annual meeting of stockholders, absent exceptional cause. All directors attended the 2017 annual meeting of stockholders.

Committees of the Board of Directors

The Board has three separately-designated standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, each as described below.

Audit Committee. The Audit Committee is currently composed of Ms. Meints (Chairperson), Mr. Kerley and Mr. Wright. Mr. Wright was appointed as a member of the Audit Committee on February 2, 2017. Mr. Carter served on the Audit Committee from July 27, 2016 to February 2, 2017. The primary function of our Audit Committee is to assist our Board in fulfilling its responsibility to oversee management’s conduct of our financial reporting process, including review of our financial reports and other financial information, our system of internal accounting controls, our compliance with legal and regulatory requirements, the qualifications and independence of our independent auditors and the performance of our internal audit staff and independent auditors. Our Audit Committee has sole authority to appoint, retain, compensate, evaluate and terminate our independent auditors and to approve all engagement fees and terms for our independent auditors.

The Board has determined that each member of the Audit Committee is independent as defined by the applicable NASDAQ listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has determined that Ms. Meints and Mr. Kerley are each an “audit committee financial expert” as defined under Item 407 of Regulation S-K.

Compensation Committee. The Compensation Committee currently consists of Mr. Kerley (Chairperson), Mr. Carter, Mr. Coulter and Ms. Meints. Mr. Wright served on the Compensation Committee from July 27, 2016 to August 3, 2017. Mr. Carter and Mr. Coulter were appointed as members of the Compensation Committee on August 3, 2017.

The primary function of our Compensation Committee is to assist our Board in discharging its responsibilities relating to compensation of our executives. These responsibilities include reviewing our general compensation philosophy for executive officers, overseeing the development and implementation of compensation programs for executive officers and reviewing compensation levels, including incentive and equity-based compensation, for executive officers, directors and Board committee members. Our Compensation Committee determines and approves compensation for our executive officers and administers our incentive and equity-based compensation plans. In doing so, it considers recommendations made by our CEO meeting in executive session with the Compensation Committee. Our Compensation Committee also reviews, and makes recommendations to the Board regarding, the compensation of our CEO. Neither our CEO nor any of our other executive officers participates in our Compensation Committee’s final deliberations on compensation matters. Under its charter, the Compensation Committee may, in its discretion, form and delegate all or a portion of its authority, duties and responsibilities to one or more subcommittees or to an officer of the Company (so long as such officer does not decide his or her own compensation).

Since 2015 the Compensation Committee has engaged an independent compensation consultant, ClearBridge Compensation Group LLC (“ClearBridge”), a nationally recognized consulting firm, to review the executive compensation programs and assist in structuring long-term incentive programs for executive and operational management. ClearBridge reports directly and solely to the Compensation Committee. ClearBridge does not provide any other services to the Company, except at the direction of the Compensation Committee. The Compensation Committee assessed the independence of ClearBridge pursuant to the applicable rules and concluded that ClearBridge’s work did not raise any conflict of interest that would prevent it from independently representing the Compensation Committee.

The Board has determined that each member of the Compensation Committee is independent as defined in applicable NASDAQ listing standards.

Nominating and Governance Committee. The Nominating and Governance Committee currently consists of Ms. Norwalk (Chairperson), Mr. Coulter, Ms. Meints and Mr. Wright. Mr. Wright joined the Nominating and Governance Committee on August 3, 2017.

The primary functions of our Nominating and Governance Committee are to identify individuals qualified to become members of our Board, recommend to our Board a slate of director nominees for election at our next annual meeting of stockholders, monitor legal and regulatory compliance, and develop and recommend to our Board a set of corporate governance principles. These corporate governance principles are set forth in our Corporate Governance Guidelines which can be found on our website at www.prscholdings.com/corporategovernance and are available in print to any stockholder who requests a copy by writing to our Corporate Secretary.

The Board has determined that each member of the Nominating and Governance Committee is independent as defined in applicable NASDAQ listing standards.

The Audit, Compensation and Nominating and Governance Committees are each governed by a written charter approved by the Board. A copy of each committee’s charter is available on our website at www.prscholdings.com/corporategovernance. Providence intends to disclose any amendments to these charters required by the SEC or listing standards of NASDAQ at the same location on our website. The information contained on our website is not part of, and is not incorporated by reference in, this Proxy Statement or any other report we file with or furnish to the SEC.

Director Nomination Process

Director Qualifications

Nominees for director are selected on the basis of outstanding achievement in their careers and other factors including: board experience; education; whether they are independent under applicable NASDAQ listing standards and the SEC rules; financial expertise; integrity; ability to make independent, analytical inquiries; understanding of the business environment; industry experience; and willingness to devote adequate time to Board and committee duties. The proposed nominee should also be free of conflicts of interest that could prevent such nominee from acting in the best interest of Providence and our stockholders. Additional special criteria apply to directors being considered to serve on a particular committee of the Board. For example, members of the Audit Committee must meet additional standards of independence and have the ability to read and understand Providence’s financial statements.

Director Nominee Selection Process

In evaluating potential director nominees, including those identified by stockholders, for recommendation to our Board, our Nominating and Governance Committee seeks individuals with talent, ability and experience from a wide variety of backgrounds to provide a diverse spectrum of experience and expertise relevant to a diversified business enterprise such as ours. Although we have no minimum qualifications, a candidate should represent the interests of all stockholders, and not those of a special interest group, have a reputation for integrity and be willing to make a significant commitment to fulfilling the duties of a director. Our Nominating and Governance Committee will screen and evaluate all recommended director nominees based on the criteria set forth above, as well as other relevant considerations. Our Nominating and Governance Committee will retain full discretion in considering its nomination recommendations to our Board. In identifying, evaluating and nominating individuals to serve as directors, our Board and its Nominating and Governance Committee do not rely on any preconceived guidelines or rules. Rather, our Board and its Nominating and Governance Committee believe that the Company is best served by directors with a wide range of perspectives, professional experiences, skills and other individual qualities and attributes and who come from diverse backgrounds.

To become a nominee, an incumbent director must also submit an irrevocable resignation to the Board that is contingent upon (a) that director receiving less than a majority of the votes cast in the uncontested election, and (b) acceptance of that resignation by the Board in accordance with the policies and procedures adopted by the Board for such purpose. The incumbent director must also complete and submit a questionnaire with respect to his or her background and execute a written representation and agreement (the “Director/Prospective Director Agreement”).

The Director/Prospective Director Agreement requires directors and nominees to disclose certain types of voting commitments and compensation arrangements and represent that the director or nominee, if elected, would be in compliance with all applicable corporate governance, conflicts of interest, confidentiality, securities ownership and stock trading policies and guidelines of the Company, and also provides for the immediate resignation of a director if such person is found by a court of competent jurisdiction to have breached the Director/Prospective Director Agreement in any material respect.

The Nominating and Governance Committee will consider properly submitted stockholder recommendations for director candidates. Director candidates recommended by stockholders are given the same consideration as candidates suggested by directors and executive officers. The Nominating and Governance Committee has the sole authority to select, or to recommend to the Board, the nominees to be considered for election as a director.

The officer presiding over the annual meeting of stockholders, in such officer’s sole and absolute discretion, may reject any nomination not made in accordance with the procedures outlined in this Proxy Statement and Providence’s amended and restated bylaws. Under Providence’s amended and restated bylaws, a stockholder who desires to nominate directors for election at an annual meeting of stockholders must comply with the procedures summarized below. Providence’s amended and restated bylaws are available, at no cost, at the SEC’s website, www.sec.gov, as Exhibit 3.2 to Providence’s Annual Report on Form 10-K filed with the SEC on March 12, 2010, or upon the stockholder’s written request directed to the Company’s Corporate Secretary at the address given in the paragraph below. See “Stockholder Nominations” below for a description of the procedures that must be followed to nominate a director.

Stockholder Nominations

According to Providence’s amended and restated bylaws, nominations by stockholders for directors to be elected at a meeting of stockholders which have not previously been approved by the Board must be submitted to our Corporate Secretary in writing, either by personal delivery, nationally-recognized express mail or United States mail, postage prepaid, at 700 Canal Street, Third Floor, Stamford, CT 06902, not earlier than the close of business on the 120th calendar day, and not later than the close of business on the 60th calendar day, prior to the first anniversary of the immediately preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is more than 30 calendar days earlier or more than 60 calendar days later than such anniversary date, notice by the stockholder in order to be timely must be so delivered or received no earlier than the close of business on the 120th calendar day prior to the date of such annual meeting and not later than the close of business on the later of the 60th calendar day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 70 calendar days prior to the date of such annual meeting, the 10th calendar day following the day on which public disclosure of the date of such annual meeting is first made by the Company.

Each notice of nomination is required to set forth:

As to each person whom the stockholder proposes to nominate for election or reelection as a director:

•	the name, age, business address and residence address of such person;

•	the principal occupation and employment of such person;

•
the class and series and number of shares of each class and series of capital stock of the Company which are owned beneficially or of record by such person (which information shall be supplemented not later than ten (10) calendar days after the record date for the meeting to disclose such ownership as of the record date);

•	such person’s executed written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

•
all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made with the SEC in connection with the solicitation of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act (or pursuant to any law or statute replacing such section), and the rules and regulations promulgated thereunder;

•
a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such person being nominated, on the one hand, and the stockholder and any Stockholder Associated Person, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the stockholder making the nomination and any Stockholder Associated Person were the “registrant” for purposes of such rule and the person being nominated were a director or executive officer of such registrant. A “Stockholder Associated Person” is, with respect to any stockholder, (a) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (b) any beneficial owner of shares of Common Stock of the Company owned of record or beneficially by such stockholder, and (c) any person controlling, controlled by or under common control with such Stockholder Associated Person; and

•	a questionnaire regarding his or her background and an executed Director/Prospective Director Agreement.

As to the stockholder giving the notice:

•	the name and record address, as they appear on the Company’s stock ledger, of such stockholder and the name and address of any Stockholder Associated Person;

•
(a) the class, series and number of shares of each class and series of capital stock of the Company which are, directly or indirectly, owned beneficially and/or of record by such stockholder or any Stockholder Associated Person, documentary evidence of such record or beneficial ownership, and the date or dates such shares were acquired and the investment intent at the time such shares were acquired, (b) any derivative instrument (as defined in the amended and restated bylaws) directly or indirectly owned beneficially by such stockholder or any Stockholder Associated Person and any other direct or indirect right held by such stockholder or any Stockholder Associated Person to profit from, or share in any profit derived from, any increase or decrease in the value of shares of the Company, (c) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or any Stockholder Associated Person has a right to vote any shares of any security of the Company, (d) any short interest (as defined in the amended and restated bylaws) indirectly or directly held by such stockholder or any Stockholder Associated Person in any security issued by the Company, (e) any rights to dividends on the shares of the Company owned beneficially by such stockholder or any Stockholder Associated Person that are separated or separable from the underlying shares of the Company, (f) any proportionate interest in shares of the Company or derivative instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or any Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, and (g) any performance-related fees (other than an asset-based fee) that such stockholder or any Stockholder Associated Person is entitled to based on any increase or decrease in the value of shares of the Company or derivative instruments, if any, as of the date of such notice, including without limitation, any such interests held by members of such stockholder’s or any Stockholder Associated Person’s immediate family sharing the same household (which information, in each case, must be supplemented by such stockholder and any Stockholder Associated Person not later than ten (10) calendar days after the record date for the meeting to disclose such ownership as of the record date);

•
a description of all arrangements or understandings between such stockholder and/or any Stockholder Associated Person and each proposed nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by such stockholder;

•
any material interest of such stockholder or any Stockholder Associated Person in the election of such nominee, individually or in the aggregate, including any anticipated benefit to such stockholder or any Stockholder Associated Person therefrom;

•
a representation from such stockholder as to whether the stockholder or any Stockholder Associated Person intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the person and/or (2) otherwise to solicit proxies in support of the election of such person;

•
a representation that such stockholder is a holder of record of stock of the Company entitled to vote at such meeting, that such stockholder intends to appear in person, or by proxy at the meeting to nominate the person or persons named in the notice;

•
whether and the extent to which any agreement, arrangement or understanding has been made, the effect or intent of which is to increase or decrease the voting power of such stockholder or any Stockholder Associated Person with respect to any shares of the capital stock of the Company, without regard to whether such transaction is required to be reported on a Schedule 13D or other form in accordance with Section 13(d) of the Exchange Act or any successor provisions thereto and the rules and regulations promulgated thereunder; and

•
any other information relating to such stockholder or any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made with the SEC in connection with the solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act (or pursuant to any law or statute replacing such section) and the rules and regulations promulgated thereunder.

In the event that a special meeting of stockholders is called for the election of directors, a stockholder’s nomination must be delivered to the Company not earlier than the close of business on the 120th calendar day prior to the date of the special meeting and not later than the close of business on the later of the 60th calendar day prior to the date of the special meeting, or, if the first public disclosure made by the Company of the date of the special meeting is less than 70 days prior to the date of the special meeting, not later than the 10th calendar day following the day on which public disclosure is first made of the date of the special meeting. The stockholder submitting a notice of nomination with respect to the election of directors at a special meeting must include, in its timely notice, the same information as set forth above.

A majority of the Board may reject any nomination by a stockholder not timely made or otherwise not made in accordance with the terms of the Company’s amended and restated bylaws. If a majority of the Board reasonably determines that the information provided in a stockholders’ notice does not satisfy the informational requirements in any material respect, the Corporate Secretary will promptly notify such stockholder of the deficiency in writing. The stockholder will then have an opportunity to cure the deficiency by providing additional information to the Corporate Secretary within such period of time, not to exceed ten (10) days from the date such deficiency notice is given to the stockholder, as a majority of the Board reasonably determines. If the deficiency is not cured within such period, or if a majority of the Board reasonably determines that the additional information provided by the stockholder, together with the information previously provided, does not satisfy the requirements in any material respect, then a majority of the Board may reject such stockholder’s nomination.

Compensation of Non-Employee Directors

In assessing compensation elements and making compensation decisions with respect to our non-employee directors, the Compensation Committee engaged ClearBridge to provide independent advice and recommendations. The Compensation Committee also relies on information about the director compensation practices of a peer group of companies of similar size to the Company in related industries (see “Executive Compensation—Detailed Discussion and Analysis—Approach for Developing the Executive Compensation Program”), as well as its own judgment and prior experience, in determining director compensation.

Effective April 1, 2017, as compensation for their service as directors of the Company in 2017, each non-employee member of the Board received an $85,000 annual cash retainer. For service as committee Chairs, the Chairperson of the Audit Committee received an additional retainer of $35,000 and the Chairpersons of the Compensation Committee and Nominating and Governance Committee each received an additional retainer of $20,000. For service as Chairman of the Board, the Chairman of the Board received an additional retainer of $35,000. Members of the Audit Committee, the Compensation Committee and the Nominating and Governance Committees (other than the Chairpersons) received an additional retainer of $15,000, $7,500 and $7,500, respectively. Payment of the retainers were made on a monthly basis in advance of each month of service. The Company’s target value of the equity retainer for non-employee members of the Board in 2017 was $130,000, based on the closing stock price of the Company’s stock on the grant date. On March 3, 2017, Mr. Carter, Mr. Coulter, Mr. Kerley, Ms. Meints, Ms. Norwalk and Mr. Wright were each awarded 3,097 shares of restricted stock under the Company’s

2006 Long-Term Incentive Plan (“2006 Plan”) for their annual equity award, which vest in three equal installments on the first, second and third anniversaries of the grant date. On March 3, 2017, Coliseum Capital Partners, L.P. was granted 3,097 stock equivalent units, which vest in three equal installments on the first, second and third anniversaries of the grant date in lieu of an award to Christopher Shackelton as further discussed in note (4) to the table below. Except for certain expense reimbursements noted below, no additional payments were made to non-employee members for participating in Board and committee meetings. Beginning in December 2016, non-employee members of the Board were offered the opportunity (as approved by the Board) to elect to receive unrestricted shares of Common Stock in lieu of cash compensation. Mr. Coulter and Mr. Wright have elected to receive 100% and 50%, respectively, of their 2018 director cash compensation in the form of unrestricted shares of Common Stock. Mr. Coulter elected to receive 100% of his 2017 cash compensation in the form of unrestricted shares of Common Stock.

From January 1, 2017 through March 31, 2017, the cash retainer paid to the Board Chair was $40,000 and the retainer to the committee chairs was $35,000, paid monthly in advance of each month of service. During that period committee members (other than the Chairpersons) were not paid an additional cash retainer.

On February 16, 2018, Mr. Carter, Mr. Coulter, Mr. Kerley, Ms. Meints, Ms. Norwalk and Mr. Wright were each awarded 2,017 shares of restricted stock under the 2006 Plan for their 2018 annual equity award. On February 16, 2018, Coliseum Capital Partners, L.P. was granted 2,017 stock equivalent units in lieu of an award to Christopher Shackelton. All awards vest in equal installments on the first, second and third anniversaries of the grant date. Because Ms. Meints will not continue to serve as a director following the Annual Meeting, her unvested restricted stock and unexercised option awards will be forfeited in accordance with their terms. In recognition of her contributions to the Company during her 15 years of service as a director, the Company granted to Ms. Meints 3,895 deferred share units that will settle into shares of our Common Stock in March 2019, and extended the exercisability of her outstanding options through such date.

        Non-employee directors are also reimbursed for reasonable expenses incurred in connection with attending meetings of the Board and meetings of Board committees.

2017 Director Compensation Table

Name	Fees Earned Or Paid in Cash ($) (1)	Stock Awards ($) (2)(3)	Option Awards ($)	Total ($)
Todd J. Carter	88,085	129,981	—	218,066
David A. Coulter	93,689	129,981	—	223,670
Richard A. Kerley*	120,000	129,981	—	249,981
Kristi L. Meints*	131,250	129,981	—	261,231
Leslie V. Norwalk*	108,750	129,981	—	238,731
Christopher S. Shackelton† (4)	121,250	129,981	—	251,231
Frank J. Wright	101,875	129,981	—	231,856
† Board Chairman at December 31, 2017
*Committee Chair at December 31, 2017

(1) Mr. Coulter elected to receive 100% of his 2017 cash compensation in the form of unrestricted shares of Common Stock.

(2) Represents the aggregate grant date fair value of the stock and stock equivalent units granted in 2017. The aggregate grant date fair value of the restricted stock was computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718-Compensation-Stock Compensation (“ASC 718”). For a discussion of valuation assumptions, see Note 12, Stock-Based Compensation and Similar Arrangements, of our 2017 Annual Report. The aggregate number of unvested stock awards outstanding for each non-employee director as of December 31, 2017 is shown below:

Name	Unvested Restricted Stock Awards
Todd J. Carter	4,387
David A. Coulter	4,387
Richard A. Kerley	6,670
Kristi L. Meints	6,670
Leslie V. Norwalk	5,546
Frank J. Wright	4,387

The aggregate number of unvested stock equivalent units outstanding for each non-employee director as of December 31, 2017 is shown below:

Name	Unvested Stock Equivalent Units
Christopher S. Shackelton	6,671

(3) The following table sets forth the number of outstanding unexercised options to purchase shares of Common Stock and the associated exercise price and grant date fair value held by each non-employee director as of December 31, 2017. All outstanding options were fully vested as of December 31, 2017.

		Number of stock options
Grant Price	Exercise Price	Richard A. Kerley	Kristi L. Meints
5/17/2011	$14.16	667	2,000
6/14/2010	$16.35	—	7,814
6/9/2008	$26.14	—	10,000
	Total	667	19,814

(4) All of Christopher Shackelton’s compensation for service on the Board inures to the benefit of CCM pursuant to this entity’s policy regarding Christopher Shackelton’s service on the board of companies in which it has an equity interest. CCM also holds previously granted stock option equivalent units in respect of Christopher Shackelton’s services with respect to the acquisitions of Ingeus UK Holdings Limited and CCHN Group Holdings, Inc. (referred to as “Matrix Medical Network”), 200,000 of which were vested as of December 31, 2017, with an exercise price of $43.81.

Stock Ownership Guidelines for Non-Employee Directors

Pursuant to our stock ownership guidelines, our non-employee directors are expected to own shares of our Common Stock with a value equal to three times their annual retainer (excluding compensation for board or committee chair, committee member or lead director positions held). Because Christopher Shackelton assigns all of his Board compensation to CCM as described above, he is excluded from these stock ownership guidelines.

The following will count towards meeting the required holding level:

• shares held directly or indirectly;

•any vested restricted stock or stock units held under our annual equity-based compensation program;

•	any unvested time-based restricted stock or stock units held under our annual equity-based compensation program (calculated on an assumed net after-tax basis); and

•shares owned jointly with or in trust for, immediate family members residing in the same household.

Non-employee directors are not permitted to sell compensatory shares of our Common Stock until they have reached the required holding level, except if such sale is effected to satisfy tax obligations or to pay the exercise price of options. This holding requirement does not apply to shares purchased by a non-employee director in the market or from the Company for cash unless acquired by exercise of a compensatory option. In the event a non-employee director does not achieve his or her holding level set forth above and sells shares of our Common Stock in violation of the stock ownership guidelines, the Board will consider all relevant facts and take such actions as it deems appropriate under the circumstances.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of a registered class of the Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Providence. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish Providence with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all Section 16(a) executive officers, directors and greater than 10% beneficial stockholders of Providence complied with applicable Section 16(a) requirements during the year ended December 31, 2017, other than William Severance who inadvertently had one late filing of a Form 4 on January 3, 2018 that should have been filed no later than February 3, 2017 and Christopher Shackelton, CCM and certain affiliated entities, Todd J. Carter, David A. Coulter, Richard A. Kerley, Kristi L. Meints, Leslie V. Norwalk and Frank J. Wright, each who inadvertently had one late filing of a Form 4 on March 15, 2017 that should have been filed no later than March 7, 2017.

Certain Relationships and Related Party Transactions

Policy Regarding Certain Relationships and Related Party Transactions

Pursuant to its written charter, the Audit Committee has adopted a Related Person Transaction Policy that, subject to certain exceptions, requires the Audit Committee (or the chair of the Audit Committee in certain instances) to review and either ratify, approve or disapprove all “transactions” with “related persons,” which have the meanings given to such terms in Item 404(a) of Regulation S-K.

In determining whether to approve or ratify a transaction with a related person under the policy, the Audit Committee is to consider all relevant information and facts available to it regarding the transaction and take into account factors such as the related person’s relationship to the Company and interest in the transaction (direct or indirect), the terms of the transaction and the benefits to the Company of the transaction. No director is to participate in the approval of a related person transaction for which he or she is a related person or otherwise has a direct or indirect interest.

The Audit Committee is also to review and assess ongoing related person transactions, if any, on at least an annual basis to determine whether any such transactions remain appropriate or should be modified or terminated.

Each year our directors and officers complete Directors’ and Officers’ Questionnaires, which, among other things, are designed to elicit certain information relating to transactions with the Company in which the officer or director or any immediate family member of such officer or director has a direct or indirect interest. We also make inquiries quarterly of officers and directors to identify any additional related person transactions that have arisen since the last inquiry as a means to ensure all potential transactions subject to the policy are captured. These questionnaires are reviewed by our General Counsel and any such transactions or other related person transactions are brought to the attention of the Audit Committee as appropriate.

Retention of Advisors

In 2017 the Company retained Epstein, Becker & Green, P.C. (“EBG”) to provide healthcare regulatory advice in respect of disclosures being made in our 2017 Annual Report and EBG Advisors, Inc. (“EBG Advisors”), an affiliated entity, to provide healthcare advisory services to the Company, both for customary fees. The Company made the decision to retain EBG and EBG Advisors after reviewing several potential healthcare regulatory advisors, and engaging in interviews with four potential firms and determined EBG and EBG Advisors were best positioned to meet the Company’s needs. In 2017, the Company paid $11,829 and $153,078 to EBG and EBG Advisors, respectively, for such services. The amounts represent less than 1% of total revenue for both EBG and EBG Advisors, respectively. Leslie Norwalk, a member of our Board, is Counsel at EBG.

Ms. Norwalk receives a fixed base salary for her employment at EBG and no additional variable compensation. The Company has received a letter from EBG advising that the Company’s engagement of the applicable advisor, and Ms. Norwalk's relationship with the Company and her membership on the Board was not and will not be taken into consideration when calculating her compensation or accounted for in any way as it relates to her compensation.  The Board has determined that Ms. Norwalk qualifies as independent under the applicable NASDAQ and SEC standards.

Indemnification Obligations

In accordance with certain indemnification obligations set forth in financing agreements for the Company’s 2014 acquisition of CCHN Group Holdings, Inc., the Company was obligated to pay for the legal expenses of certain entities affiliated with CCM, in connection with Haverhill Retirement System v. Kerley et al., C.A. No. 11149-VCL (the “Haverhill Litigation”).  CCM acts as an investment adviser to certain stockholders of the Company, and Christopher Shackelton is a manager of and has an interest in CCM.  In addition, in accordance with the Company’s certificate of incorporation, the Company was also obligated to pay for the legal expenses of certain of our current and former directors and officers in connection with the Haverhill Litigation; a portion of such expenses was paid by our insurance carriers.  The Company expensed $245,000 during the year ended December 31, 2017 for such legal expenses.  For more information on the Haverhill Litigation and the Company’s indemnification obligations, see Item 3. “Legal Proceedings” in the 2017 Annual Report, and Note 18, Commitments and Contingencies, to our consolidated financial statements included therein.

Employment of David Shackelton

David Shackelton, the brother of Christopher Shackelton, the Chairman of the Board of Providence, is currently employed by the Company as Chief Transformation Officer and reports to our Interim CEO. In 2017, David Shackelton served as the Company's CFO. His total compensation, including the grant date fair value of equity awards, was $2,342,583. David Shackelton’s compensation for 2017 is more fully described below in the “Summary Compensation Table” and the accompanying explanatory tables.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Mr. Kerley (Chairperson), Mr. Carter, Mr. Coulter and Ms. Meints. No person who served as a member of the Compensation Committee during the fiscal year ended December 31, 2017 was a current or former officer or employee of Providence, or engaged in certain transactions with us, which was required to be disclosed by regulations of the SEC. None of Providence’s executive officers served as a director or member of the compensation committee of another entity, one of whose executive officers served as a member of our Board or as a member of our Board’s Compensation Committee.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2017 with respect to our equity based compensation plans.

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in the first column (1))
Equity compensation plans approved by security holders	606,695	$48.70	1,938,666
Equity compensation plans not approved by security holders	—	—	—
Total	606,695	$48.70	1,938,666

(1)
The number of shares shown in this column represents the number of shares available for issuance pursuant to stock options and other stock-based awards that were previously granted and were outstanding as of December 31, 2017 under the 2006 Plan.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis explains the executive compensation program for the following individuals, who are referred to as the Named Executive Officers (“NEOs”):

•	R. Carter Pate - Interim CEO*

•	James M. Lindstrom – Former CEO*

•	David C. Shackelton – Former CFO and current Chief Transformation Officer*

•	Sophia D. Tawil – Senior Vice President, General Counsel & Corporate Secretary

•	Matthew Umscheid – Former Senior Vice President – Strategic Services*

•	William Severance – Former Chief Accounting Officer (reporting to the CFO) and current Interim CFO*

*On November 15, 2017, Mr. Lindstrom resigned as the Company's Director, President and CEO. On November 15, 2017, Mr. Pate was appointed Interim CEO. As a result of these transitions, our Compensation Discussion and Analysis and other related compensation tables and narratives cover six NEOs for 2017 and analyze compensation related to the transitions stated herein. David Shackelton’s and Mr. Severance’s titles changed effective April 11, 2018 in connection with the organizational consolidation plan described below. Effective March 12, 2018, Mr. Umscheid’s employment was transferred to LogistiCare Solutions, LLC (“LogistiCare”), a subsidiary of the Company, where he serves as LogistiCare’s Senior Vice President of Strategic Services.

Executive Summary

Overview

The Providence Service Corporation owns subsidiaries and investments that are primarily engaged in the provision of healthcare services in the Unites States and workforce development services internationally in the following segments:

•Non-Emergency Transportation Services – Nationwide provider of non-emergency medical transportation programs for state governments and managed care organizations.

•Workforce Development Services – Global provider of employment preparation and placement services, legal offender rehabilitation services, youth community service programs and certain health related services to eligible participants of government sponsored programs.

•Matrix Investment – Minority interest in a nationwide provider of in-home care optimization and management solutions, including comprehensive health assessments, to members of managed care organizations.

In addition to its segments’ operations, the Corporate and Other segment includes the Company’s activities at its corporate office that include executive, accounting, finance, internal audit, tax, legal, public reporting, certain strategic and corporate development functions and the results of the Company’s captive insurance company. We are actively monitoring these activities as they relate to our capital allocation and acquisition strategy to ensure alignment with Providence’s overall strategic objectives and its goal of enhancing shareholder value.

Our segments’ core competencies include developing and managing large provider networks, tailoring healthcare and workforce development service offerings to the unique needs of diverse communities and populations, and implementing technology-enabled delivery models to achieve superior outcomes in low cost settings. We pursue both organic and inorganic growth through entry into adjacent markets and complementary service lines, particularly with offerings that may leverage the advantages inherent in our large-scale, technology-enabled, networks.

On April 11, 2018, we announced an organizational consolidation plan to integrate substantially all activities and functions performed at the Company’s corporate holding company level into its wholly-owned subsidiary, LogistiCare (the “Consolidation Plan”), which resulted in changes to the positions and compensation of certain of our NEOs.

2017 Business Highlights

In 2017, highlights of the 2017 capital allocation and operational performance by Providence’s leadership team included:

•	the completion of multiple value enhancement projects in 2017 that are expected to increase the intrinsic value of our segments over the long term;

•
the evaluation of multiple capital allocation opportunities, including several acquisition candidates and the execution of share repurchase programs designed to improve intrinsic value per share over the long term;

•	achievement of values, compliance and accounting integrity performance goals; and

•	completion of strategic changes to the segment senior leadership teams.

Stockholder Say-on-Pay and Say-on-Pay Frequency and Company Response

In establishing and recommending 2017 compensation for the NEOs, the Compensation Committee considered the results of the Say-on-Pay vote and the vote on the frequency of future Say-on-Pay votes (the “Say-on-Pay Frequency” vote) at the 2017 annual meeting of stockholders. In advance of that meeting, we reached out to certain stockholders to discuss certain key governance issues. At that meeting, our stockholders approved our executive compensation for the 2017 fiscal year with approximately 79% of the votes cast in favor. Approximately 83% of votes cast in our Say-on-Pay Frequency vote were in favor of our Board’s recommendation to conduct future Say-on-Pay Frequency votes every year. Our Board recognizes that executive compensation is important to stockholders and takes this into account when reviewing the compensation program throughout the year. We believe that we have established a compensation plan that directly aligns the compensation paid to NEOs with value delivered to stockholders.

Detailed Discussion and Analysis

Compensation Committee Philosophy

Providence has a strong philosophy that compensation should be earned based on performance. As a result, we believe that compensation programs offered to NEOs should support the achievement of our strategic and financial goals and creation of stockholder value over the long term primarily by rewarding both capital allocation and operational excellence strategies. Accordingly, our guiding compensation principles for 2017 focused on:

•	attracting and retaining high-performing leaders;

•	aligning the interests of our executives with those of our stockholders;

•	linking a meaningful portion of executive compensation to capital allocation and operational performance; and

•	maintaining a significant portion of compensation based on at-risk opportunities including in equity awards tied to stock price.

2017 Compensation Components

The specific components of the 2017 compensation program for NEOs were as follows:

Component	Description	Purpose
Base Salary	Fixed cash component.	Established upon hire and based on overall skills and experience. Reviewed to reward for individual performance, and to consider market competitiveness.
2017 Cash Bonus Awards	2017 cash bonus awards consisted of the Annual Incentive Program (“AIP”) for NEOs other than Mr. Pate and Mr. Severance. Mr. Severance was eligible for a cash bonus pursuant to his offer letter.	Provide financial incentive to the executives to achieve specific strategic, organizational, financial and individual goals.
Long-Term Incentives (“LTI”)
LTI consisted of the HoldCo LTIP (as defined below), a 3-year plan tied to stockholder value creation in which NEOs who report to our Interim CEO (i.e., NEOs other than Mr. Pate and Mr. Severance) participated. Additionally, we granted stock options to certain of our NEOs including Mr. Severance.

During 2017, HoldCo LTIP aligns with holding company business strategy to drive stockholder value creation over the long term. Also, stock option grants to certain executives aligned them with our stockholders, interest in increases of our stock value.

Benefits and Perquisites
We provide certain benefits generally available to all employees and we provide additional benefits for NEOs. Perquisites for NEOs relate to certain enhanced insurance and other non-cash benefits. See “Benefits and Perquisites” for further detail.
Provide an appropriate level of employee benefits.
Post-Termination Compensation	Certain NEOs are eligible for certain payments post-termination, as specified in “Potential Payments Upon Termination or Change in Control”.	Provide an appropriate level of payment in the event of a change in control or termination.
Other Policies	Stock Ownership Guidelines Clawback Anti-Hedging / Anti-Pledging	Enhance alignment with stockholder interests.

Approach for Developing the Executive Compensation Program

The compensation of our CEO (including our Interim CEO) is determined and approved by the Compensation Committee. Our CEO annually reviews the performance of each NEO, other than himself, relative to the annual performance goals established for the year. Our CEO then makes recommendations to the Compensation Committee with respect to all aspects of the compensation of the other NEOs who report directly to him, but does not participate in the final deliberations of the Compensation Committee with respect thereto. The Compensation Committee exercises discretion in modifying compensation recommendations relating to the other NEOs that were made by our CEO and approves all compensation decisions for such NEOs. Mr. Severance’s compensation is determined by our CEO following a review of Mr. Severance’s performance relative to his annual performance goals established for the year.  Our CEO exercises discretion in modifying and approving such compensation recommendation under delegation from the Compensation Committee.

Since 2015, the Compensation Committee has engaged ClearBridge to assess the competitiveness of pay for the executive officers and provide independent advice and recommendations to the Compensation Committee regarding executive compensation. In order to avoid conflicts of interest, ClearBridge only does work for or authorized by the Compensation Committee. The Compensation Committee annually reviews ClearBridge’s independence as contemplated by the Compensation Committee’s charter and applicable NASDAQ rules, and in February 2018 determined that there were no conflicts of interest.

We believe it is appropriate for NEO pay to be competitive with the market for comparable executives. To achieve this objective, we assess market data for a peer group of companies established by the Compensation Committee from time to time.

We periodically review our peer group for competitive compensation benchmarking analysis. The peer group is comprised of health services related-companies that are comparable in terms of business mix and size (e.g., revenue, EBITDA and enterprise value). In 2017, the peer group was reviewed and adjusted twice. Provided below are the peer groups used in early 2017 for compensation decisions and the current peer group.

Early 2017 Peer Group		Current Peer Group (1)
Advisory Board Company	Civitas Solutions	Advisory Board Company	Corvel

Air Methods Corporation	Ensign Group	Alliance Heathcare	Ensign Group

Alliance Heathcare	LHC Group	Almost Family	HMS Holdings

Amedisys	MAXIMUS	Amedisys	LHC Group

American Renal Associate Holdings	National HealthCare Corporation	BioScrip, Inc.	National HealthCare Corporation

BioScrip, Inc.	Tivity Health	Civitas Solutions	Tivity Health

(1) Current peer group reflects the following changes from the early 2017 peer group:
a. Additions: Almost Family, HMS Holdings, and Corvel
b. Removals: American Renal Associates, Air Methods, and MAXIMUS

In addition to market data, the Compensation Committee takes into consideration other factors, including an individual’s role, tenure, experience, skills and performance when making compensation decisions.

2017 Executive Compensation Program Decisions

The following decisions were made in 2017 regarding each of these compensation components:

Base Salary

The Compensation Committee has reviewed and set salaries for NEOs at levels intended to be competitive, as further discussed under “—Approach for Developing the Executive Compensation Program”, and to provide the appropriate level of fixed compensation for each individual’s role at the Company. In determining the NEOs’ base salaries, the Compensation Committee has considered the internal pay comparisons within the executive group at Providence, individual performance, overall financial performance of the Company, and market data, as appropriate. Salaries for our NEOs as of year-end were as follows:

Name	2017 Base Salary(1)
R. Carter Pate (2)	$700,000
James M. Lindstrom (2)	$650,000
David C. Shackelton	$450,000
Sophia D. Tawil	$350,000
Matthew Umscheid	$350,000
William Severance (3)	$309,000

(1) Reflects base salaries for our NEOs during fiscal 2017.

(2) Mr. Pate and Mr. Lindstrom received $88,846 and $570,000, respectively, in 2017, reflecting a partial year of base salary (see “Summary Compensation Table”). Effective April 9, 2018, in connection with the Consolidation Plan and the extension of his term of employment as Interim CEO, the Company granted Mr. Pate an award of unvested options and reduced his base salary to $500,000 per year plus a monthly amount of $1,177.04 for health coverage premiums (see “Employment Agreements with the Named Executive Officers—R. Carter Pate”).

(3) Effective April 11, 2018 in connection with his appointment as Interim CFO, Mr. Severance’s base salary increased to $450,000.

2017 Cash Bonus Awards

Annual Incentive Program

For 2017, all of our NEOs except Mr. Pate (given his interim role) and Mr. Severance, participated in the AIP, and each of them had a bonus opportunity based two-thirds on consolidated financial performance, measured by earnings per share, as adjusted by the Compensation Committee for the AIP (“Compensation Adjusted EPS”), and one-third on individual goals established by the Compensation Committee. As described below, for 2017, the Compensation Committee determined that on the basis of Compensation Adjusted EPS achievement, and individual performance achievement, these NEOs were entitled to the maximum AIP payouts for 2017. This payout is reflective of the Company’s performance as described in the “—2017 Business Highlights” section above.

Compensation Adjusted EPS is calculated by modifying Adjusted EPS to include budgeted restructuring and related charges and exclude expenses related to taxes, the Company’s subsidiaries’ long-term incentive plans, unbudgeted restructuring and related charges, transaction expenses and cash-settled equity awards. (For a complete discussion of the method of calculating Adjusted EPS, see the Form 8-K filed with the SEC on March 9, 2018.)

For 2017, each of these NEOs’ AIP opportunity was determined as a percentage of base salary, as follows:

Named Executive Officer	Target AIP Opportunity as % of Salary	Maximum AIP Opportunity as % of Salary
James M. Lindstrom	90%	180%
David C. Shackelton	75%	150%
Sophia D. Tawil	75%	150%
Matthew Umscheid	75%	150%

Effective April 11, 2018, in connection with his appointment as Interim CFO, Mr. Severance is entitled to participate in the AIP with a target of 75% of base salary for 2018.

Our 2017 Compensation Adjusted EPS target was $1.90, as shown in the table below, which reflected a moderate reduction of $0.20 per share as compared to the 2016 Compensation Adjusted EPS when calculated on a consistent basis and excluding from the 2016 actual performance the gain on the sale of the controlling share of our Matrix business. In setting the target for 2017, the Compensation Committee took into account, among other factors, the anticipated loss of earnings resulting from the cancellation of LogistiCare’s New York state contract at the end of 2016 as previously disclosed by the Company, including in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as well as higher anticipated expenses related to the implementation of various value enhancement initiatives in 2017 versus 2016. Actual performance of Compensation Adjusted EPS exceeded the maximum level for each of the NEOs who participate in the AIP, as shown in the table below. Also, the Compensation Committee determined that each of these NEOs achieved 100% of his or her individual performance goals.

Compensation Adjusted EPS	Threshold	Target	Maximum	Actual
Targets and FY2017 Actual	$1.71	$1.90	$2.28	$2.93
Payout %	50%	100%	200%	200%

Thus, as noted above, for 2017, the Compensation Committee determined to pay NEOs participating in the AIP their maximum AIP amounts.

Other Bonus Compensation

For 2017, Mr. Severance’s bonus opportunity was based on Compensation Adjusted EPS and on individual goals established by the CFO, to whom Mr. Severance reported to during 2017. Commensurate with his position, Mr. Severance’s 2017 bonus compensation emphasized his individual performance more than our consolidated financial performance, which was different than the other NEOs who participated in the AIP. Mr. Severance’s 2017 bonus was determined by the Interim CEO, as delegated by the Compensation Committee. For 2017, Mr. Severance received 150% of target, equal to 75% of his base salary.

Election to Receive Shares in Lieu of Cash Bonus

For 2017, each NEO was able to elect to receive up to 50% of his or her 2017 annual bonus in the form of a number of unrestricted shares of the Company’s Common Stock, of equal value on the date bonuses were granted, plus a Company match of one non-qualified stock option, subject to vesting over three years, for every pre-tax share of the Company’s Common Stock received in this election.

None of our NEOs elected to receive a portion of his or her 2017 annual bonus in shares of the Company’s
Common Stock in 2018.

For 2016, each NEO elected to receive a portion of their annual cash bonus in the form of unrestricted shares to be granted in 2017. On March 15, 2017 Mr. Lindstrom, David Shackelton, Ms. Tawil, Mr. Umscheid and Mr. Severance were granted 9,798, 7,267, 2,153, 2,153 and 1,615 shares for this election. The above NEOs were also granted 9,798, 7,267, 2,153, 2,153 and 1,615 options, respectively, in connection with this election. The options have an exercise price of $46.44 and are fully exercisable on March 15, 2020, subject to the executive’s continued employment with the Company. The options granted to David Shackelton, Ms. Tawil, and Mr. Severance may become exercisable at an earlier date under the terms of the Retention Plan, as defined below (see “Change in Control, Severance Arrangements and Severance Payments in 2017—Employee Retention Plan”).

 Long-Term Incentives

HoldCo LTI Program

The Holding Company LTI Program (the “HoldCo LTIP”) was a multi-year plan that provided a contingent share base payout based on stock price performance, to align NEO and stockholder incentives. The Compensation Committee selected participants of the HoldCo LTIP based on individuals who could have a significant impact on Company results in support of the business strategy. Each of the individuals who reported to the CEO participated in the HoldCo LTIP, and performance was measured from August 6, 2015 (the “Award Date”) to December 31, 2017 (the “Determination Date”). In February 2018, the Compensation Committee determined the threshold stock price of $56.79 was not achieved over the performance period of the HoldCo LTIP; therefore, no participants were issued awards under the HoldCo LTIP, which was in effect until December 31, 2017.

Under the HoldCo LTIP, executives had the opportunity to earn Providence common shares based on the degree to which Providence’s compound annual stockholder returns exceeded 8% (“Extraordinary Shareholder Value”) over the specified performance period. No awards were payable if compound annual stockholder returns were below 8%. If returns were above 8%, all participating executives would share in a total pool equal to 8% of the Extraordinary Shareholder Value (the “LTI Pool”). The LTI Pool was capped based on 8% of 40% compound annual stockholder returns. The beginning and ending values were measured based on the 90-day volume-weighted average stock price (“VWAP”) ending on the Award Date and Determination Date, respectively.

The LTI opportunity was set such that, at a compound annual growth rate of 15%, participating executives’ compensation would be below the median of our peers. To earn compensation at or above median, performance above 15% compound annual stockholder returns would be required, such that at the plan maximum of 40%, participating executives’ compensation would be positioned towards the high end of the peer group, aligned with the outstanding results to the stockholders.

The percentage of pool shares that our NEOs would have received if the target was met is provided in the table below (which resulted as zero since the target was not met).

Named Executive Officer	Percent Allocation of Pool
James M. Lindstrom	40%
David C. Shackelton	20%
Sophia D. Tawil	7.5%
Matthew Umscheid	10%
All Other Participants and Reserve for Future Awards	22.5%

     2017 Option Grants

In an effort to retain, motivate, and continue to align the Company’s NEOs with shareholders and shareholder value creation, the Compensation Committee granted the 2018 annual LTI awards in December 2017 in the form of stock options. The Compensation Committee determined stock options were the best vehicle to meet the Company’s objectives during the CEO transition period, including continued alignment with shareholders as well as retention of senior executives. The Compensation Committee considered various multiple factors in determining the stock option grants, including: individuals’ roles, performance, historical LTI grants, and market data. Additional detail on the option grants is provided below.

Named Executive Officer	Grant Date	Exercise Price	Stock Options (# of shares granted)
David Shackelton	12/16/2017	$56.89	5,053
	12/14/2017	$56.42	97,615
Sophia Tawil	12/16/2017	$56.89	1,937
	12/14/2017	$56.42	37,420
William Severance	12/16/2017	$56.89	1,786
	12/14/2017	$56.42	34,504

In addition, in November 2017, in connection with his departure from the Company, Mr. Lindstrom was granted fully vested nonqualified premium-priced stock options to purchase 125,000 shares of the Company’s Common Stock at an exercise price of $61.33 (8% above the 90-day VWAP ending on the Determination Date under the HoldCo LTIP); the options are exercisable until their expiration date of December 31, 2018 (see “Change in Control, Severance Arrangements and Severance Payments in 2017— Lindstrom Separation Agreement” for additional detail and rationale).

2018 Option Grants

On April 9, 2018, in connection with the Consolidation Plan and the extension of his term of employment as our Interim CEO, we granted to Mr. Pate unvested nonqualified stock options to purchase 394,000 shares of the Company’s Common Stock at an exercise price of $71.67 per share (see “Employment Agreements with the Named Executive Officers—R. Carter Pate”). Also in connection with the Consolidation Plan and his appointment as Interim CFO, we granted to Mr. Severance unvested nonqualified stock options to purchase 13,710 shares of the Company’s Common Stock at an exercise price of $71.67 per share (see “Employment Agreements with the Named Executive Officers—William Severance”).

Benefits and Perquisites

401(k) Plans

All NEOs are eligible to participate in our 401(k) Plan and to receive a company match, subject to plan requirements and contribution limits established by the Internal Revenue Service. NEOs receive matching contributions under our 401(k) Plan equal to 10% of participant elective contributions up to a maximum amount of $400. At the end of each plan year, we also may make a contribution on a discretionary basis on behalf of participants who have made elective contributions for the plan year. In 2017 no such elective contributions were made.

Other Benefits and Perquisites

During 2017, our NEOs received, to varying degrees, a limited amount of other benefits, including certain group life, health, medical and other non-cash benefits generally available to all salaried employees. More detail on these benefits and perquisites may be found in the “Summary Compensation Table.”

Other Compensation Policies

Stock Ownership Guidelines for NEOs

We believe that promoting stock ownership aligns the interests of our NEOs with those of our stockholders and provides strong motivation to build stockholder value. Under the guidelines, NEOs are expected to own shares of our Common Stock with a value equal to the following multiple of their respective salaries:

Executive	Stock Ownership Guideline as a Multiple of Salary
CEO	3x annual base salary
Other NEOs	2x annual base salary

The following will count towards meeting the required holding level:

•	shares held directly or indirectly;

•	any vested restricted stock or stock units held under our annual equity-based compensation program;

•	any unvested time-based restricted stock or stock units held under our annual equity-based compensation program (calculated on an assumed net after-tax basis); and

•	shares owned jointly with or in trust for, immediate family members residing in the same household.

Our NEOs have made significant personal investments in our Common Stock, further aligning their interests with those of our stockholders.

NEOs are not permitted to sell compensatory shares of our Common Stock until they have reached the required holding level, except if such sale is effected to satisfy tax obligations or to pay the exercise price of options. This holding requirement does not apply to shares purchased by an NEO in the market or from the Company for cash unless acquired by exercise of a compensatory option. In the event an NEO does not achieve his or her holding level set forth above and sells shares of our Common Stock in violation of the Company’s stock ownership guidelines, the Board will consider all relevant facts and take such actions as it deems appropriate under the circumstances.

Clawback

It is the Board’s policy that the Compensation Committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any excess cash or equity-based incentive compensation paid to executive officers and certain other officers where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. Any such incentive compensation received within the three fiscal years prior to the restatement is subject to retroactive adjustment. The Company may seek cash repayment from the executive, offset compensation due to the executive by the amount subject to retroactive adjustment or cancel the executive’s outstanding awards. Where applicable, we will seek to recover any amount determined to have been inappropriately received by the individual executive.

Anti-hedging / anti-pledging

We have a policy that prohibits employees, executive officers and the Board from engaging in any hedging or monetization transactions, or other financial arrangements that establish a short position in our Common Stock or otherwise are designed to hedge or offset a decrease in market value. In addition, we have a policy that prohibits our employees, executive officers and the Board from pledging our Common Stock as collateral for a loan or for a margin account.

Change in Control, Severance Arrangements and Severance Payments

During 2017, we had employment agreements or letters with each of our NEOs. The employment agreements with Mr. Lindstrom, David Shackelton and Ms. Tawil provided for a severance payment upon the termination of employment under certain circumstances and for a payment upon a change in control as described below under “—Employment Agreements with the Named Executive Officers” and “—Potential Payments Upon Termination or Change in Control”. The employment letters with Messrs. Umscheid and Severance did not entitle either of them to severance upon termination of employment or payment upon a change in control. On April 11, 2018, in connection with the Consolidation Plan, we entered into an option agreement with Mr. Pate which provides for accelerated vesting upon a change in control or in certain circumstances upon the termination of his employment (see “—Employment Agreements with the Named Executive Officers”).

Lindstrom Separation Agreement

Effective as of November 15, 2017, Mr. Lindstrom’s employment with the Company and service to the Board terminated. Pursuant to a Separation Agreement and General Release (the “Separation Agreement”), Mr. Lindstrom was paid in January 2018 (i) a lump-sum cash payment of $704,167, representing the equivalent of thirteen months of his base salary and (ii) a cash payment of $1,300,000, representing 200% of his base salary, reflective of the Company’s 2017 performance as described in “—2017 Business Highlights”. In addition, in November 2017, in connection with his departure from the Company, Mr. Lindstrom was granted fully vested nonqualified premium-priced stock options to purchase 125,000 shares of the Company’s Common Stock at a premium exercise price of $61.33 (8% above the 90-day VWAP ending on the Determination Date under the HoldCo LTIP); the options are exercisable until their expiration date of December 31, 2018. The stock options were granted to ensure a smooth transition and to recognize the significant progress that was made on strategic initiatives under Lindstrom’s leadership. The Separation Agreement also provided that all of Mr. Lindstrom’s previously unvested stock options shall fully vest upon the separation date and be exercisable until December 31, 2018.

Employee Retention Plan

On April 9, 2018, in connection with the Consolidation Plan, we adopted an employee retention plan (the “Retention Plan”) covering the employees at the Company’s corporate holding company level, including David Shackelton, Mr. Severance and Ms. Tawil (the “Specified NEOs”). The Retention Plan provides for certain payments and benefits to be provided to the Specified NEOs if they remain employed with the Company through a retention date established for each Specified NEO (the “Retention Date”).

Under the terms of the Retention Plan, if a Specified NEO remains employed with the Company through the applicable Retention Date, or is terminated by the Company without “cause” (as defined in the Retention Plan), or by the Specified NEO as a result of a material reduction in base salary or target bonus, prior to the Retention Date, the Specified NEO will be entitled to (i) a retention bonus equal to 100% of the Specified NEO’s base salary, payable in two installments following the Retention Date, (ii) a pro rata bonus or prior year annual bonus, depending on the date of termination, (iii) accelerated vesting of all of the Specified NEO’s restricted stock awards and option awards, (iv) an extension of option exercisability through December 31, 2020, and (v) reimbursement for the Company portion of health insurance premiums following termination for a period up to December 31, 2019.

As a result of their participation in the Retention Plan, none of the Specified NEOs will be entitled to any other severance pay or benefits if their employment is terminated during the retention period, including under the terms of any employment agreement. The terms of the Retention Plan require a release of claims against the Company as a condition to payment and provide for customary confidentiality, non-disparagement and non-solicitation restrictions.

Impact of Tax Treatment on Compensation

While the Compensation Committee endeavors to structure compensation so that we may take a tax deduction, it does not have a policy requiring that all compensation must be deductible and it may, from time to time, authorize compensation that is not tax deductible, including where it deems appropriate or necessary in order to ensure competitive levels of total compensation for our NEOs and where doing so would be in the best interests of the Company.  Recently enacted tax legislation repealed the Internal Revenue Code (“IRC”) Section 162(m) exemption for qualified performance-based compensation for taxable years beginning after December 31, 2017. Thus, compensation paid to our NEOs after 2017 that exceeds $1 million will not be deductible unless it qualifies for limited transition relief applicable to certain agreements in place as of November 2, 2017. In light of these changes, it is expected that compensation to our NEOs beginning in 2018 that exceed $1 million will not be tax deductible.

Other provisions of the IRC can also affect compensation decisions. Section 409A of the IRC, which governs the form and timing of payment of deferred compensation, imposes sanctions, including a 20% additional tax and an interest penalty, on a recipient of deferred compensation that does not comply with Section 409A. The Compensation Committee takes into account the potential implications of Section 409A in determining the form and timing of compensation awarded to our executives and strives to structure its compensation plans to meet these requirements.

Section 280G of the IRC disallows a company’s tax deduction for payments received by certain individuals in connection with a change in control to the extent that the payments exceed an amount approximately three times their average annual compensation (an “excess parachute payment”) and Section 4999 of the IRC imposes a 20% excise tax on those payments. The Compensation Committee also takes the provisions of Sections 280G and 4999 into account in structuring compensation, endeavoring to enable the Company to take a tax deduction and executives to avoid the excise tax. For example, employment agreements with certain of our NEOs contain provisions reducing parachute payments to an amount that will not constitute an excess parachute payment in certain circumstances.

Compensation Committee Report

The Compensation Committee operates under a written charter and is comprised entirely of directors meeting the independence requirements of NASDAQ listing requirements. The Board established this committee to discharge the Board’s responsibilities relating to compensation of our Interim CEO and each of our other executive officers. The Compensation Committee has overall responsibility for decisions relating to all compensation plans, policies, and benefit programs as they affect the Interim CEO and other executive officers.

The Compensation Committee has reviewed and discussed with Providence’s management the preceding section entitled “Compensation Discussion and Analysis.” Based on this review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the 2017 Annual Report through filing of this Proxy Statement.

Compensation Committee

Richard A. Kerley (Chairperson)	Todd J. Carter	David A. Coulter	Kristi L. Meints

Summary Compensation Table

The following table sets forth certain information with respect to compensation paid by us for services rendered in all capacities to us and our subsidiaries during the fiscal years ended December 31, 2017, 2016 and 2015 to our NEOs, which group is comprised of (1) each person who served as our CEO during 2017, (2) each person who served as our CFO during 2017, and (3) each of our three other most highly compensated executive officers employed on December 31, 2017:

Name	Year	Salary (2) ($)	Bonus (3) ($)	Stock Awards (4) ($)	Option Awards (5) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation (6) (7) ($)	Total ($)
R. Carter Pate	2017	88,846	—	—	—	—	137	88,983
Interim Chief Executive Officer
James M. Lindstrom	2017	570,000	—	—	803,563	—	2,018,473	3,392,036
Former Chief Executive Officer	2016	650,000	1,170,000	—	—	—	14,529	1,834,529
	2015	559,744	400,000	5,536,022	198,190	—	25,661	6,719,617
David C. Shackelton	2017	450,000	—	—	1,212,296	675,000	5,287	2,342,583
Former Chief Financial Officer; current Chief Transformation Officer	2016	450,000	—	—	—	675,000	5,046	1,130,046
	2015	268,385	240,000	2,518,000	198,190	—	24,762	3,249,337
Sophia D. Tawil	2017	350,000	—	—	451,253	525,000	13,536	1,339,789
Senior Vice President, General Counsel & Secretary	2016	242,560	525,000	965,250	—	—	10,922	1,743,732
Matthew Umscheid (1)	2017	350,000	—	—	45,837	525,000	15,030	935,867
Senior Vice President, Strategic Services	2016	350,000	525,000	—	—	—	13,850	888,850
William Severance	2017	309,000	231,750	149,583	408,206	—	15,048	1,113,587
Former Chief Accounting Officer; current Interim CFO	2016	277,568	262,500	209,998	—	—	17,795	767,861

(1)	Effective March 12, 2018, Mr. Umscheid’s employment was transferred to LogistiCare, where he serves as LogistiCare’s Senior Vice President of Strategic Services.

(2)	Includes amounts contributed to our 401(k) Plan by each executive officer.

(3)
For 2016, the amounts in the Bonus and Non-Equity Incentive Plan Compensation columns reflect 2017 cash incentive awards made to the NEOs. Messrs. Pate and Lindstrom did not receive Bonus or Non-Equity Incentive compensation for the performance period ending December 31, 2017. For 2016 and 2017, Mr. Severance’s bonus appears in the Bonus column because it was discretionary. For all NEOs other than David Shackelton, the 2016 bonus appears in the Bonus column because the 162(m) performance goal was not satisfied. The 2017 bonus for Mr. David Shackelton, Ms. Tawil and Mr. Umscheid are listed under the Non-Equity Incentive column to reflect that their performance criteria were met during 2017. See above under “2017 Executive Compensation Program Decisions –2017 Cash Bonus Awards”. For 2016, because David Shackelton was not a 162(m) covered employee, his bonus is reported in the “Non-Equity Incentive Plan Compensation” column.

(4)
This column shows the aggregate grant date fair value of the restricted stock, HoldCo LTIP awards and Time-Based Restricted Stock (“TBRS”) awarded in 2017, 2016 and 2015 in accordance with FASB ASC 718. Additional information regarding such awards is set forth in the notes to the “Grants of Plan Based Awards Table” and “Outstanding Equity Awards” table. The grant date fair values have been determined based on the assumptions set forth in our Annual Report on Form 10-K for the year ended December 31, 2017 (Note 12, Stock-Based Compensation and Similar Arrangements). Mr. Severance was granted awards of TBRS in 2017 and 2016. Ms. Tawil was granted a HoldCo LTIP award in 2016, and Mr. Lindstrom and David Shackelton were granted HoldCo LTIP awards in 2015. The amounts included in this column for the TBRS granted in 2017 and 2016 are consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC 718. The grant date fair value of HoldCo LTIP awards shown in this column was determined based on the likely payout under a Monte Carlo simulation model.

(5)
Represents options granted on December 14, 2017, with an exercise price of $56.42 (the closing price of the Company’s common stock as of the grant date) and options granted on December 16, 2017, with an exercise price of $56.89 (the closing price of the Company’s common stock as of December 15, 2017, the most recent trading day preceding the grant date). The options become exercisable on December 31, 2018, subject to the executive’s continued employment through such date, and expire on December 31, 2020. Also represents options granted on March 15, 2017, with an exercise price of $46.44 (the closing price of the Company’s common stock as of the grant date). The options become exercisable on March 15, 2020, subject to the executive’s continued employment through such date. Additionally represents exercisable options granted on November 15, 2017 with an exercise price of $61.33 pursuant to Mr. Lindstrom's Separation Agreement. The options held by Mr. Shackelton, Ms. Tawil, and Mr. Severance may become exercisable at an earlier date under the terms of the Retention Plan (see “Change in Control, Severance Arrangements and Severance Payments in 2017—Employee Retention Plan”).

(6)
We provide the NEOs with certain group life, health, medical and other non-cash benefits generally available to all salaried employees, which are included in this column. For 2017, the amounts in this column include the following:

Name	Health, Dental, Life and Disability Insurance Premiums	Matching Contributions under Retirement Savings Plans
R. Carter Pate	$137	$—

James M. Lindstrom	$13,906	$400

David C. Shackelton	$5,287	$—

Sophia D. Tawil	$13,136	$400

Matthew Umscheid	$14,630	$400

William Severance	$14,648	$400

(7) For Mr. Lindstrom, the amount in this column includes severance payments totaling $2,004,167 (see “Change in Control, Severance Arrangements and Severance Payments in 2017—Lindstrom Separation Agreement”).

Grants of Plan Based Awards Table

The following Grants of Plan Based Awards Table provides additional information about stock and option awards and non-equity incentive plan awards granted to the NEOs during the year ended December 31, 2017. The compensation plans under which the grants in the following table were made are described under “2017 Executive Compensation Program Decisions—2017 Cash Bonus Awards” and “2017 Executive Compensation Program Decisions—Long-Term Incentives” in the “Compensation Discussion and Analysis” section.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards; Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
R. Carter Pate	—	—	—	—	—	—	—	—	—	—	—
James M. Lindstrom	(1)	292,500	585,000	1,170,000	—	—	—	—	—	—	—
	11/15/2017	—	—	—	—	—	—	—	125,000	61.33	594,967
	3/15/2017	—	—	—	—	—	—	9,798	9,798	46.44	663,615

David C. Shackelton	(1)	168,750	337,500	675,000	—	—	—	—	—	—	—
	12/16/2017	—	—	—	—	—	—	—	5,053	56.89	52,471
	12/14/2017	—	—	—	—	—	—	—	97,615	56.42	1,005,112
	3/15/2017	—	—	—	—	—	—	7,267	7,267	46.44	492,191

Sophia D. Tawil	(1)	131,250	262,500	525,000	—	—	—	—	—	—	—
	12/16/2017	—	—	—	—	—	—	—	1,937	56.89	20,114
	12/14/2017	—	—	—	—	—	—	—	37,420	56.42	385,303
	3/15/2017	—	—	—	—	—	—	2,153	2,153	46.44	145,822

Matthew Umscheid	(1)	131,250	262,500	525,000	—	—	—	—	—	—	—
	3/15/2017	—	—	—	—	—	—	2,153	2,153	46.44	145,822

William Severance	(1) (2)	77,250	154,500	231,750	—	—	—	—	—	—	—
	12/16/2017	—	—	—	—	—	—	—	1,786	56.89	18,546
	12/14/2017	—	—	—	—	—	—	—	34,504	56.42	355,277
	3/15/2017	—	—	—	—	—	—	3,221	—	—	149,583
	3/15/2017	—	—	—	—	—	—	1,615	1,615	46.44	109,383

(1)
Amount represents the threshold, target and to the extent applicable, maximum, under the AIP for 2017 or similar provisions of the NEOs’ employment agreements or offer letters. The actual amounts earned by the NEOs in 2017 under the AIP are set forth under the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table”.

(2)	Mr. Severance was entitled to a bonus amount determined by the Interim CEO under delegation from the Compensation Committee.

(3)
The March 15, 2017 grant to Mr. Severance shown in this column for 3,221 shares represents a TBRS award made to Mr. Severance for 2017. Remaining shares in this column represent unrestricted shares received in lieu of cash for a portion of the executives’ 2016 bonus payment (see “2017 Cash Bonus—Election to Receive Shares in Lieu of Cash Bonus”).

(4)
Options granted on December 14, 2017, have an exercise price of $56.42 (the closing price of the Company’s Common Stock as of the grant date). Options granted on December 16, 2017 have an exercise price of $56.89 (the closing price of the Company’s Common Stock as of December 15, 2017, the most recent trading day preceding the grant). The options become exercisable on December 31, 2018, subject to the executive’s continued employment through such date, and expire on December 31, 2020. Also represents options granted on March 15, 2017, with an exercise price of $46.44 (the closing price of the Company’s Common Stock as of the grant date). The options become exercisable on March 15, 2020, subject to the executive’s continued employment through such date. The options held by Mr. Shackelton, Ms. Tawil, and Mr. Severance may become exercisable at an earlier date under the terms of the Retention Plan (see “Change in Control, Severance Arrangements and Severance Payments in 2017—Employee Retention Plan”). Options granted on November 15 2017 were granted in connection with Mr. Lindstrom's departure from the Company. They were fully vested stock options with a premium exercise price of $61.33 (closing price on the date of grant was $56.64) exercisable until their expiration date of December 31, 2018 (see “Change in Control, Severance Arrangements and Severance Payments in 2017— Lindstrom Separation Agreement”).

(5)
The grant date fair values have been determined based on the assumptions set forth in our 2017 Annual Report on Form 10-K for the year ended December 31, 2017 (Note 12, Stock-Based Compensation and Similar Arrangements).

Employment Agreements and Offer Letters with the Named Executive Officers

The following discussion and the discussion below under “—Potential Payments Upon Termination or a Change in Control” describe certain terms of the employment agreements and offer letters with the NEOs.

R. Carter Pate

Effective November 15, 2017, Mr. Pate became Interim CEO and the Company and Mr. Pate entered into an employment agreement (the “Pate Employment Agreement”). The Pate Employment Agreement provides for a term ending upon the date a permanent successor CEO is hired and commences employment with the Company.

Under the terms of the Pate Employment Agreement, Mr. Pate’s annual base salary is $700,000. Unless the Compensation Committee of the Board otherwise determines in its sole discretion, Mr. Pate will not be eligible to participate in any Company cash-based or equity-based incentive plans or programs applicable to the Company's senior officers. Mr. Pate did not participate in any such plan in 2017.

The Company agreed to reimburse Mr. Pate for all reasonable and necessary expenses incurred by Mr. Pate in connection with his performance of services as Interim CEO and will provide Mr. Pate with temporary housing in accordance with applicable Company policies and guidelines.

On April 9, 2018, in connection with the Consolidation Plan, the Company granted Mr. Pate an award of unvested options to purchase up to 394,000 shares of our Common Stock at a price of $71.67 per share, which was the closing price of the Company’s Common Stock on the grant date. The grant agreement (the “Pate Option Agreement”) also amends the terms of the Pate Employment Agreement by extending the term of his employment as the Interim CEO through June 30, 2019, and providing for a reduced base salary of $500,000 per year plus a monthly amount of $1,177.04 for health coverage premiums. The Pate Option Agreement also includes restrictive covenants in favor of the Company, including a one year noncompetition and nonsolicitation restriction during and for one year following Mr. Pate’s employment with the Company.

In recognition of our employees’ essential contributions to the success of the Company, and to encourage employees to continue to contribute to the Company’s long-term interests through ownership of equity, Mr. Pate has voluntarily determined to set aside 98,500 of the options granted to him under the Option Agreement, representing 25% of his award, the value of which the Compensation Committee currently expects to grant to employees in the form of awards of restricted stock at a later date, based on performance.

The options granted under the Pate Option Agreement that will be retained by Mr. Pate are subject to vesting as follows: (i) 50% of the remaining options will become vested if Mr. Pate remains employed by the Company through June 30, 2019 (the “Time-Vesting Options”), (ii) 25% of the remaining options will become vested on March 31, 2019 if the Company has achieved its budget for its 2018 fiscal year, subject to certain adjustments, and Mr. Pate is then employed, and (iii) 25% of the remaining options will become vested on March 31, 2019 subject to Mr. Pate’s achievement of other performance metrics if Mr. Pate is then employed. In addition, the remaining Time-Vesting Options will become fully vested upon a “change in control” (as defined in the Company’s 2006 Long-Term Incentive Plan) or a termination of Mr. Pate’s employment by the Company without “cause” (as defined in the 2015 Holding Company LTI Program) or for “good reason” (as defined in the Pate Option Agreement). Once vested, the options will remain exercisable until April 8, 2021 unless terminated earlier due to a termination of Mr. Pate’s employment for “cause.”

 David Shackelton

Effective October 1, 2015, David Shackelton was appointed Senior Vice President and CFO. On November 18, 2015 the Company and David Shackelton entered into an employment agreement (the “Shackelton Employment Agreement”), effective as of September 28, 2015 with a term ending December 31, 2017. In connection with the Consolidation Plan, effective April 11, 2018, David Shackelton was appointed Chief Transformation Officer of the Company.

Under the terms of the Shackelton Employment Agreement, David Shackelton’s annual base salary was $450,000. In addition to his annual base salary, during the term of the Shackelton Employment Agreement, David Shackelton was eligible to participate in bonus plans or incentive compensation programs, if any, as may be in effect from time to time with a target bonus opportunity of 75% of base salary. Details with respect to the severance and change in control provisions under the Shackelton Employment Agreement are set forth below under “Potential Payments Upon Termination or Change in Control”.

The Company agreed to maintain term life insurance on the life of David Shackelton for a period of five years. David Shackelton had the absolute right to designate the beneficiaries under his policy. The Company agreed to pay the premium until the earlier of (i) the fifth anniversary of the date the insurance goes into effect and (ii) the date Mr. Shackelton is no longer employed by the Company.

David Shackelton was also subject to restrictive covenants regarding non-competition, non-solicitation and confidentiality under the Shackelton Employment Agreement. His non-competition covenant remained in place for the duration of the period during which he receives severance as described under “Potential Payments Upon Termination or Change in Control” or, if David Shackelton was terminated for cause or terminated his employment voluntarily for any reason, two years following termination. His non-solicitation and non-piracy restrictive covenants remained in place for two years following termination.

Effective January 9, 2018, the Company and David Shackelton entered into an Amended and Restated Employment Agreement, which supersedes and replaces the Shackelton Employment Agreement. The amended agreement extends the term to December 31, 2018. In addition, David Shackelton is covered by the Retention Plan, which became effective on April 9, 2018 (see “Change in Control, Severance Arrangements and Severance Payments in 2017— Employee Retention Plan”).

Sophia Tawil

Effective April 4, 2016, Ms. Tawil was appointed Senior Vice President, General Counsel, Chief Compliance Officer and Secretary of the Company. The Company and Ms. Tawil entered into an employment agreement (the “Tawil Employment Agreement”), with a term ending April 4, 2018.

Under the terms of the Tawil Employment Agreement, Ms. Tawil’s annual base salary was $350,000. In addition to her annual base salary, during the term of the Tawil Employment Agreement, Ms. Tawil was eligible to participate in bonus plans or incentive compensation programs, if any, as may be in effect from time to time with a target bonus opportunity of 75% of base salary. Details with respect to the severance and change in control provisions under the Tawil Employment Agreement are set forth below under “Potential Payments Upon Termination or Change in Control”.

The Company agreed to maintain term life insurance on the life of Ms. Tawil for a period of five years. Ms. Tawil would have the absolute right to designate the beneficiaries under her policy. The Company agreed to pay the premium until the earlier of (i) the fifth anniversary of the date the insurance goes into effect and (ii) the date Ms. Tawil is no longer employed by the Company.

Ms. Tawil was also subject to restrictive covenants regarding non-competition, non-solicitation and confidentiality. Her non-competition covenant would remain in place for the duration of the period during which she received severance as described under “Potential Payments Upon Termination or Change in Control” or, if Ms. Tawil was terminated for cause or terminated her employment voluntarily for any reason, two years following termination. Her non-solicitation and non-piracy restrictive covenants would remain in place for two years following termination.

Effective January 9, 2018, the Company and Sophia Tawil entered into an Amended and Restated Employment Agreement, which supersedes and replaces the Tawil Employment Agreement. The amended employment agreement extends the term to December 31, 2018. In addition, Ms. Tawil is covered by the Retention Plan, which became effective on April 9, 2018 (see “Change in Control, Severance Arrangements and Severance Payments in 2017— Employee Retention Plan”).

Matthew Umscheid

The Company entered into an offer letter with Mr. Umscheid on September 21, 2015 (the “Umscheid Offer Letter”) pursuant to which Mr. Umscheid was appointed Senior Vice President of Strategic Services of the Company, effective November 2, 2015. The Umscheid Offer Letter does not provide a term of employment.

Under the terms of the Umscheid Offer Letter, Mr. Umscheid’ s annual base salary was $350,000. In addition to his annual base salary, Mr. Umscheid was entitled to payment of a short-term incentive bonus in an amount equal to 75% of his annual base salary. The Umscheid Offer Letter provided that this bonus was payable upon the achievement by the Company of 100% of its budgeted EBITDA performance and acceptable performance by Mr. Umscheid, in each case as determined by the Board, and that the 2016 bonus would nonetheless be consistent with the bonus opportunity for other senior executives of the Company. Mr. Umscheid was also eligible to participate in the HoldCo LTIP and is entitled to receive 10% of the LTI Pool.

Effective March 12, 2018, Mr. Umscheid’s employment was transferred to the Company’s LogistiCare subsidiary, where he will maintain his current title of Senior Vice President of Strategic Services. In this new role, his annual base salary and target bonus opportunity will remain $350,000 and 75% of annual base salary, respectively and he reports to the chief executive officer of LogistiCare. There is no term to Mr. Umscheid’s employment as the Senior Vice President of Strategic Services of LogistiCare.

William Severance

The Company entered into an offer letter with Mr. Severance on November 23, 2015 (the “Severance Offer Letter”) pursuant to which Mr. Severance was appointed as Chief Accounting Officer of the Company reporting directly to the CFO of the Company, effective February 1, 2016. The Severance Offer Letter does not provide a term of employment.

Under the terms of the Severance Offer Letter, Mr. Severance’s annual base salary was $300,000. In addition to his annual base salary, Mr. Severance was entitled to payment of a short-term incentive bonus in an amount targeted to equal 50% of his annual base salary upon the achievement of certain financial goals as well as certain personal performance targets, in each case consistent with other senior executives of the Company and to be determined by the Board. The Compensation Committee has delegated to the Interim CEO authority to determine the ultimate payout of Mr. Severance’s short-term incentive bonus, which may be paid above the target amount. Mr. Severance received an award on his hire date of the number of restricted shares of the Company equal to 70% of his annual base salary divided by the closing price of the Company’s Common Stock on the date of the grant. As long as Mr. Severance remained employed by the Company, he would also be entitled to an award on each anniversary of his hire date of the number of restricted shares of the Company equal to 35% of his annual base salary divided by the closing price of the Company’s Common Stock on the date of the grant.

Effective January 10, 2018, the Company and William Severance entered into an offer letter, which supersedes and replaces the Severance Offer Letter. The amended offer letter provided for an increase of annual base salary to $318,270.

Effective April 11, 2018, in connection with the Consolidation Plan, the Company appointed Mr. Severance as Interim CFO. In connection with this appointment, Mr. Severance’s base salary was increased from $318,270 to $450,000 and his annual target bonus was increased from 50% to 75% of his base salary. Also in connection with this appointment, on April 9, 2018, Mr. Severance received an option to purchase 13,710 shares of our Common Stock at a price of $71.67 per share, the closing price of the Company’s Common Stock on the grant date. The option will become fully exercisable on May 10, 2019, subject to Mr. Severance’s continued employment with the Company, and if not exercised will expire on December 31, 2020.

In addition, Mr. Severance is covered by the Retention Plan, which became effective on April 9, 2018 (see “Change in Control, Severance Arrangements and Severance Payments in 2017—Employee Retention Plan”).

James Lindstrom

Effective August 16, 2015, Mr. Lindstrom was appointed President and CEO and the Company entered into an employment agreement (the “Lindstrom Employment Agreement”), with Mr. Lindstrom with a term through December 31, 2017. In connection with his termination of employment, Mr. Lindstrom and the Company entered into a separation agreement effective November 15, 2017 (see “Change in Control, Severance Arrangements and Severance Payments in 2017— Lindstrom Separation Agreement”). Mr. Lindstrom had served as Chief Financial Officer of the Company from January 14, 2015 to August 6, 2015.

     Under the terms of the Lindstrom Employment Agreement, Mr. Lindstrom’s annual base salary was $650,000. In addition to his annual base salary, during the term of the Lindstrom Employment Agreement, Mr. Lindstrom was eligible to participate in bonus plans or incentive compensation programs, if any, as may be in effect from time to time. For the 2017 fiscal year, Mr. Lindstrom was eligible to participate in a bonus program under which he could be paid a target bonus opportunity equal to 90% of his aggregate base salary payable during 2017 under the Lindstrom Employment Agreement, upon the achievement of a financial performance target set by the Board for 2017. Details with respect to the severance and change in control provisions under the Lindstrom Employment Agreement are set forth below under “Potential Payments Upon Termination or Change in Control”.

The Company agreed to maintain term life insurance on the life of Mr. Lindstrom for a period of five years, which terminated in connection with Mr. Lindstrom’s termination of employment. Mr. Lindstrom is also subject to restrictive covenants in the Lindstrom Employment Agreement regarding non-competition, non-solicitation and confidentiality upon termination of employment. His non-competition, non-solicitation and non-piracy restrictive covenants remain in place for a period of two years following the termination date.

Outstanding Equity Awards at December 31, 2017

The following table reflects the equity awards granted by us to the NEOs outstanding at December 31, 2017:

	Option Awards				Stock Awards
Name and Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
James M. Lindstrom (5)
11/15/2017	125,000	—	61.33	12/31/2018	—	—	—	—

David C. Shackelton
12/16/2017	—	5,053	56.89	12/31/2020	—	—	—	—
12/14/2017	—	97,615	56.42	12/31/2020	—	—	—	—
3/15/2017	—	7,267	46.44	3/15/2027	—	—	—	—
8/6/2015	—	11,319	44.17	8/6/2020	—	—	—	—
9/11/2014	50,000	—	43.81	9/11/2024	—	—	—	—

Sophia D. Tawil
12/16/2017	—	1,937	56.89	12/31/2020	—	—	—	—
12/14/2017	—	37,420	56.42	12/31/2020	—	—	—	—
3/15/2017	—	2,153	46.44	3/15/2027	—	—	—	—

Matthew Umscheid
3/15/2017	—	2,153	46.44	3/5/2027	—	—	—	—

William Severance
12/16/2017	—	1,786	56.89	12/31/2020	—	—	—	—
12/14/2017	—	34,504	56.42	12/31/2020	—	—	—	—
3/15/2017	—	1,615	46.44	3/15/2027	—	—	—	—
3/15/2017	—	—	—	—	3,221	191,134	—	—
2/1/2016	—	—	—	—	3,166	187,870	—	—

(1)
The options have an exercise price equal to the closing market price of our Common Stock on the grant date, with the exception of the 125,000 options granted to Mr. Lindstrom which have an exercise price greater than the closing market price on the grant date. The unvested options granted to David Shackelton on August 6, 2015 cliff vest on August 6, 2018. The unvested options granted on March 15, 2017 cliff vest on March 15, 2020, and the unvested options granted on December 14, 2017 and December 16, 2017 cliff vest on December 31, 2018. The options held by David Shackelton, Ms. Tawil, and Mr. Severance may become vested and exercisable at an earlier date under the terms of the Retention Plan (see “Change in Control, Severance Arrangements and Severance Payments in 2017—Employee Retention Plan”).

(2)	Represents unvested restricted stock awards that vest as follows:

Award	Grant Date	Vesting
Restricted Stock	3/15/2017	1/3 per year on January 1, 2018, 2019 and 2020
Restricted Stock	2/1/2016	1/3 per year beginning on the anniversary of the grant

Restricted stock awards held by Mr. Severance may become vested at an earlier date under the terms of the Retention Plan (see “Change in Control, Severance Arrangements and Severance Payments in 2017—Employee Retention Plan”).

(3)	The market value of the unvested restricted stock awards was calculated using a value of $59.34 per share of Common Stock, which was the closing market price of our Common Stock on December 31, 2017.

(4)
No shares have been reflected for the HoldCo LTIP, which would be payable following the performance period ending December 31, 2017. In February 2018, the Compensation Committee determined that the threshold stock price of $56.79 was not achieved; therefore, no participants were paid under the HoldCo LTIP.

(5)
As of December 31, 2017, Mr. Lindstrom also held 10,134 restricted stock units (“RSUs”) that have vested, but will not be issued to him until May 15, 2018 (six months following the termination of his employment on November 15, 2017).

Option Exercises and Stock Vested Table

The following table provides additional information about the value realized by the NEOs on option award exercises and stock award vesting during the year ended December 31, 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
James M. Lindstrom	21,117	290,758	—	—
William Severance	—	—	1,584	61,222

Non-qualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in last FY($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FY ($)(3)
James M. Lindstrom (1)	—	—	215,753	—	601,352

(1)
Deferred amounts represent the value of shares of RSUs that vested in 2015 and 2016 but, pursuant to the terms of the Lindstrom Employment Agreement, will not be issued to him until six months following the termination of his employment on November 15, 2017.

(2)
Reflects the change in the Company’s stock price applicable to 6,827 RSUs vested in 2015 from $38.05 on December 31, 2016 to $59.34 on December 31, 2017, as well as the change in the Company’s stock price applicable to 3,307 RSUs vested on January 26, 2016 from $38.05 on December 31, 2016 to $59.34 on December 30, 2017.

(3)	Based on the aggregate value of the vested RSUs not yet delivered at December 31, 2017.

Potential Payments Upon Termination or Change in Control

General

The employment agreements of David Shackelton and Ms. Tawil provide for severance payments in the event of termination of employment under certain circumstances and each such employment agreement provides for a payment in the event of a change in control (none of which include excise tax gross-ups).

The receipt of the payments and benefits to these NEOs under the employment agreements are generally conditioned upon their complying with non-competition, non-solicitation/non-piracy and non-disclosure provisions. By the terms of such agreements, the executives acknowledge that a breach of some or all of the restrictive covenants described therein will entitle us to injunctive relief restraining the commission or continuance of any such breach, in addition to any other available remedies.

In entering into these agreements, the Compensation Committee considered certain legal and tax provisions, fairness to stockholders, tenure of each executive officer and general corporate practice to select the events that will trigger payments under the employment agreements noted below.

In November 2017, in connection with his departure from the Company, the Company entered a separation agreement with Mr. Lindstrom, providing for certain cash payments and other compensation and benefits (see “Change in Control, Severance Arrangements and Severance Payments in 2017— Lindstrom Separation Agreement”).

Severance Payments

For 2017, under their respective employment agreements, David Shackelton and Ms. Tawil would have been eligible to receive a severance benefit, upon executing a general release in favor of us in the event of a termination of the executive officer by us without Cause (as defined below). For 2017, neither Mr. Umscheid nor Mr. Severance would have been entitled to any severance payment under their offer letters. The severance payment to which David Shackelton and Ms. Tawil would have each been entitled to equaled (i) twelve months’ base salary plus (ii) any bonus earned for the prior completed fiscal year, but not yet paid, and (iii) a pro-rata portion of any bonus earned for the then fiscal year through the date of termination.

Under the employment agreements with David Shackelton and Ms. Tawil, “Cause” is defined as:

•
fraud or theft committed by the employee against us or any of our subsidiaries, affiliates, joint ventures and related organizations, including any entity managed by us (collectively referred to as “Affiliates”), or commission of a felony or any crime involving fraud or moral turpitude;

•	gross negligence of the employee or willful misconduct by the employee that results, in either case, in material economic or reputational harm to us or our Affiliates;

•	breach of any provision by the employee of the employment agreement or breach of any fiduciary duty or duty of loyalty owed to us or our Affiliates;

•
conduct of the employee tending to bring us or our Affiliates into public disgrace or embarrassment, or which is reasonably likely to cause one or more of its customers or clients to cease doing business with, or reduce the amount of business with, the Company or its Affiliates;

•
neglect or refusal by the employee to perform duties or responsibilities as directed by us, the Board or any executive committee established by the Board, or violation by the employee of any express direction of any lawful rule or regulation established by us or the Board or any committee established by the Board which is consistent with the scope of the employee’s duties under the employment agreement, if such failure, refusal, or violation continues uncured for a period 10 days after written notice from us to the employee specifying the failure, refusal, or violation and our intention to terminate the employment agreement for Cause;

•	commission of any acts or omissions by the employee resulting in or intended to result in direct material personal gain to the employee at our or our Affiliates’ expense; or

•	employee materially compromises our or our Affiliates’ trade secrets or other confidential and proprietary information.

Action or inaction by the employee is not considered “willful” unless done or omitted by him or her intentionally and without his or her reasonable belief that his or her action or inaction was in our or our Affiliates’ best interests, and does not include failure to act by reason of total or partial incapacity due to physical or mental illness.

The amount of estimated payments and benefits that would be provided by us (or our successor) to each of the NEOs employed by us as of December 31, 2017, under the employment agreements and the HoldCo LTIP (for those NEOs who participate in the HoldCo LTIP), assuming that such agreement had been in effect and the termination circumstance occurred on December 31, 2017 and did not involve a Change in Control (as defined below) is as follows:

In the event of a termination of employment by the Company without cause, David Shackelton and Ms. Tawil would receive cash severance payments under their employment agreements totaling $450,000 and $350,000, respectively. The Company does not provide NEOs with continuation of benefits or accelerated vesting of equity awards upon a termination of employment, and no NEO is entitled to payments or benefits in connection with a termination other than by the Company without cause.

     In addition, the HoldCo LTIP provided for pro rata participation by a participant whose employment is terminated more than one year after the date of being granted an award either without cause by the Company or by reason of the participant’s death or disability, which is payable when HoldCo LTIP awards are otherwise paid to other participants in the plan. Assuming a qualifying termination of employment on December 31, 2017, David Shackelton and Ms. Tawil would not have received any payments under the HoldCo LTIP because the 90-day VWAP of the Company’s Common Stock on December 31, 2017 was less than the threshold VWAP under the HoldCo LTIP awards.

In connection with the Consolidation Plan, on April 9, 2018, we adopted the Retention Plan, which provides for certain payments and benefits in the event of a covered employee’s termination under certain circumstances (see “Change in Control, Severance Arrangements and Severance Payments in 2017— Employee Retention Plan”).

Change in Control Payments

Employment Agreements

Certain payment provisions of the employment agreements are also triggered by a “Change in Control.” Under the employment agreements with David Shackelton and Ms. Tawil a “Change in Control” is defined as an event or events, in which:

•
any “person” as defined in Sections 13(d) and 14(d) of the Exchange Act (other than (i) us or our subsidiaries, (ii) any fiduciary holding securities under our employee benefit plan or our subsidiaries, or (iii) any company owned by our stockholders), is or becomes the “beneficial owner” of 50% or more of our voting outstanding securities; or

•	we consummate (i) mergers or consolidations as more specifically described in the employment agreements, (ii) a liquidation or (iii) the sale or disposition of all or substantially all of our assets.

For 2017, David Shackelton’s and Ms. Tawil’s employment agreements would have entitled each of them to receive from the Company continued payment of base salary for twelve months and a pro rata portion of any bonus earned for the then fiscal year through the date of termination had a Change in Control occurred during the agreement term and after such Change in Control but prior to the end of the term, such person had been terminated without Cause.

Equity Awards

Upon a Change in Control each of David Shackelton, Mr. Severance, Mr. Umscheid and Ms. Tawil are entitled to accelerated vesting and payment of stock options and restricted stock awards granted to that executive officer, as applicable. However, effective January 9, 2018 under their amended employment agreements, for David Shackelton and Ms. Tawil, if the sum of any lump payments, the value of any accelerated vesting of stock options and restricted stock awards, and the value of any other benefits payable to the executive officer, would constitute an “excess parachute payment” (as defined in Section 280G of the IRC), then such lump sum payment or other benefit will be reduced to the largest amount that will not result in receipt by the executive officer of a parachute payment.

In addition, on April 9, 2018 we entered into an option agreement with Mr. Pate which provides for accelerated vesting upon a Change in Control. The options granted to Mr. Severance on April 9, 2018 provide for accelerated vesting upon a Change in Control in certain circumstances under the terms of the 2006 Plan. See “—Employment Agreements with the Named Executive Officers”.

The following table quantifies the estimated maximum amount of payments and benefits under the employment agreements, offer letters, and agreements relating to awards granted under our 2006 Plan to which the NEOs employed by us as of December 31, 2017 would have been entitled upon a Change in Control of our Company that occurred on December 31, 2017 and termination of employment, but without giving effect to any reduction for excess parachute payments.

Name	Change in Control Payment ($)	Value of Accelerated Vesting of Equity Awards ($)(1)	Total Termination Benefits ($)(2)
David C. Shackelton	450,000	562,869	1,012,869
Sophia D. Tawil	350,000	141,786	491,786
Matthew Umscheid	—	27,774	27,774
William Severance	—	504,965	504,965

(1)	No value is included for the HoldCo LTIP awards because the 90-day VWAP of the Company’s Common Stock on December 31, 2017 was less than the threshold VWAP under the HoldCo LTIP awards.

(2)	No value has been assigned to any provisions of the employment agreements that remain in force following a Change in Control.

CEO Pay Ratio Disclosure

Pay Ratio Methodology

To determine the estimated ratio of CEO pay to median employee pay (the “Pay Ratio”) in accordance with Item 402(u) of Regulation S-K, we considered our entire global employee population of 6,925 employees who were on the payroll as of December 31, 2017. We then used base salary paid during 2017 as the form of compensation to determine our median employee, and annualized pay for those employees who commenced work during 2017. Under the 5% de minimis rule, we excluded 300 employees located in South Korea (representing all of our employees in that jurisdiction). From the remaining 6,625 employees, we identified our median employee, whose Summary Compensation Table (“SCT”) total compensation, as calculated in accordance with Item 402(u)(2) of Regulation S-K, was $29,974 in 2017.

The CEO pay used for purposes of calculating the Pay Ratio is $3.5M, the combined SCT total compensation paid to our former CEO, James Lindstrom, between January 1, 2017 and November 14, 2017, and our Interim CEO, R. Carter Pate, from November 15, 2017 through December 31, 2017 (reflecting the compensation provided to each during the time he served as our CEO during 2017). In addition to his regular compensation, James Lindstrom’s SCT total compensation includes his severance payment and a one-time option grant. (See “Change in Control, Severance Arrangements and Severance Payments in 2017— Lindstrom Separation Agreement”.)

As a result, the reasonable estimated ratio of CEO pay to median employee pay, calculated in a manner consistent with Item 402(u) of Regulation S-K is 116:1. The SEC’s pay ratio disclosure rules permit the use of estimates, assumptions, and adjustments. We believe that the foregoing pay ratio is a reasonable estimate calculated in a manner consistent with the SEC’s pay ratio disclosure rules.

PROPOSAL 2 – ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), enables our stockholders to vote, on a non-binding advisory basis, on the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules.

The Compensation Committee has considered that the holders of over 82% and 79% of the votes cast at our 2016 and 2017 annual meeting of stockholders, respectively, approved, on an advisory basis the compensation of our NEOs as disclosed in the Proxy Statement for those annual meetings.

As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” above, our executive compensation programs are designed to attract, motivate, and retain our NEOs, who are critical to our success. Under these programs, our NEOs are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value. Please read the “Compensation Discussion and Analysis” beginning on page 21 for additional details about our executive compensation programs, including information about the fiscal year 2017 compensation of our NEOs.

We believe that the compensation programs offered to our NEOs should support the creation of stockholder value and achievement of our financial goals. Accordingly, our guiding compensation principles focus on:

•attracting and retaining high-performance leaders;

•aligning the interests of our executives with those of our stockholders;

•linking a meaningful portion of executive compensation to performance; and

•	maintaining a significant portion of compensation based on equity-based awards.

Our Compensation Committee has a long history of performance-based pay practices and considers numerous factors when setting compensation for our NEOs including:

•	actual and adjusted EBITDA, earnings per share, return on equity performance, and stockholder value created;

•	goals and objectives set for each executive officer at the beginning of the year; and

•	recommendations of an independent third-party executive compensation consultant.

Other considerations include individual performance, internal pay comparisons within the executive group at the
Company, overall financial performance of the Company, and market data.

Performance based portions of our executive compensation for any given year are awarded primarily based on the respective prior year financial performance. Our annual incentive cash compensation and equity-based compensation programs are designed to be performance-based incentives requiring achievement of performance goals set by the Board in order to earn payouts. Our long-term incentive program has historically used equity grants to incentivize performance, reward our executives for substantial stockholder value creation and drive extraordinary stockholder value. We believe this structure encourages an ownership mentality that incentivizes our management to create stockholder value over a multi-year period.

Our Compensation Committee continually reviews the compensation programs for our NEOs to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices.

We are asking our stockholders to indicate their support for our NEO compensation as described in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company stockholders approve, on a non-binding advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders

pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2017 Summary Compensation Table and the other related tables and disclosure.”

The Say-on-Pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. The Company values the opinions of our stockholders and to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board unanimously recommends that you vote “FOR” the compensation of our Named Executive Officers, as disclosed in this Proxy Statement.

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s independent registered public accounting firm for the fiscal year ended December 31, 2017 was KPMG. The Audit Committee of the Board has selected KPMG as its independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2018.

Although we are not required to do so, we believe that it is appropriate for us to request stockholder ratification of the appointment of KPMG as our independent registered public accounting firm. If stockholders do not ratify the appointment, though it may nevertheless retain KPMG, the Audit Committee will investigate the reasons for the stockholders’ rejection and reconsider the appointment. In addition, even if the stockholders ratify the selection of KPMG, the Audit Committee may in its discretion appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that a change is in the best interest of the Company.

The Company has been advised that representatives of KPMG will be present at the Annual Meeting with the opportunity to make a statement if the representatives desire to do so. It is expected that the representatives will be available to respond to appropriate questions.

The Board unanimously recommends that you vote “FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board consists of Mr. Kerley, Ms. Meints and Mr. Wright. Ms. Meints is the Chairperson of the Audit Committee.

The Audit Committee operates under a written charter adopted by the Board, a copy of which is available on the Company’s website at www.prscholdings.com/corporategovernance.

The Audit Committee has reviewed and discussed with management its assessment and report on the effectiveness of Providence’s internal control over financial reporting as of December 31, 2017, which it made using the criteria established in Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Audit Committee has also reviewed and discussed with KPMG, the Company’s independent registered public accounting firm, its review and report on Providence’s internal control over financial reporting. Providence published these reports in its 2017 Annual Report.

The Audit Committee has reviewed and discussed with management and KPMG the audited consolidated financial statements of Providence for the fiscal year ended December 31, 2017. Management represented to the Audit Committee that Providence’s consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States. The Audit Committee also discussed with representatives of KPMG the matters required to be discussed by Statement on Auditing Standards No. 16 as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

The Audit Committee received the written disclosures and the confirming letter from KPMG required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with KPMG its independence from Providence.

Based on these reviews and discussions and in reliance thereon, the Audit Committee recommended to the Board that the audited financial statements be included in the 2017 Annual Report.

The Audit Committee

Kristi L. Meints (Chairperson)	Richard A. Kerley	Frank J. Wright

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Fees of Independent Registered Public Accounting Firm

Fees for professional services provided by KPMG, the Company’s independent registered public accounting firm, for the fiscal years ended December 31, 2017 and 2016, in each of the following categories were:

	Fiscal Year Ended December 31,
	2017	2016
Audit fees	$2,131,916	$2,809,950
Audit related fees	40,581	37,136
Tax fees	1,251,303	1,059,825
All other fees	290,660	75,000
Total	$3,714,460	$3,981,911

Audit Fees. Audit fees consisted of amounts incurred for services performed in association with the annual financial statement audit (including required quarterly reviews), the audit of the Company’s internal control over financial reporting, and for services provided in connection with statutory and regulatory filings or engagements.

Audit Related Fees. Audit related fees consisted of amounts incurred for internal control assurance services in 2017 and 2016.

Tax Fees. Tax fees consisted of amounts incurred for professional services rendered by KPMG for tax compliance, transfer pricing and tax consulting.

All Other Fees. Other fees primarily consisted of fees incurred for services rendered by KPMG for the audit of information technology security and internal control over protected client health information related to our non-emergency transportation services operating segment.

The Audit Committee has considered and determined that the services provided by KPMG were compatible with KPMG maintaining their independence.

The Audit Committee has adopted a policy that requires advance approval of all audit, audit related, tax services and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee pre-approved all of the foregoing services provided to the Company by KPMG in fiscal years 2017 and 2016.

STOCKHOLDER PROPOSALS FOR 2019 ANNUAL MEETING

Pursuant to the proxy rules promulgated under the Exchange Act, Company stockholders are notified that the deadline for providing the Company with timely notice of any stockholder proposal to be submitted within the Rule 14a-8 process for consideration at the Company’s annual meeting to be held in 2019 (the “2019 Annual Meeting”) will be December 28, 2018.

Pursuant to the amended and restated bylaws, in order for a stockholder to bring a proposal (other than proposals sought to be included in the Company’s Proxy Statement pursuant to Rule 14a-8 of the Exchange Act) before, or make a nomination at, the 2019 Annual Meeting, such stockholder must deliver a written notice of such proposal and/or nomination to, or it must be mailed and received by, the Company’s Corporate Secretary at the principal executive offices of the Company, located at 700 Canal Street, Third Floor, Stamford, CT 06902, no earlier than the close of business on February 12, 2019, and not later than the close of business on April 13, 2019. Stockholders are also advised to review the Company’s amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

As to all such matters which the Company does not have notice on or prior to April 13, 2019, discretionary authority shall be granted to the persons designated in the Company’s proxy related to the 2019 Annual Meeting to vote on such proposal.

OTHER MATTERS

On the date we filed this Proxy Statement with the SEC, the Board did not know of any other matter to be raised at the Annual Meeting. If any other matters properly come before our stockholders at this Annual Meeting, the persons named on the enclosed proxy card intend to vote the shares they represent in accordance with their best judgment.

ADDITIONAL INFORMATION

The Company files reports and other information with the SEC. Copies of these documents may be obtained at the SEC’s public reference room in Washington, D.C. The Company’s SEC filings are also available on the SEC’s web site at www.sec.gov. Stockholders may also request additional copies of the Company’s 2017 Annual Report, except for exhibits to the 2017 Annual Report, without charge, by submitting a written request to the Company’s Corporate Secretary at 700 Canal Street, Third Floor, Stamford, CT 06902.

HOUSEHOLDING

In order to reduce printing costs and postage fees, the Company has adopted the process called “householding”. Under this procedure, the Company may deliver a single copy of the Notice, and if applicable, this Proxy Statement and 2017 Annual Report to multiple stockholders who share the same last name and address, unless the Company receives contrary instructions from stockholders at that address. Stockholders who participate in householding will continue to receive separate proxy cards, if applicable.

If you prefer to receive multiple copies of the Company’s Notice or Proxy Statement and the 2017 Annual Report, at the same address, you may obtain additional copies by writing to the Company’s Corporate Secretary at 700 Canal Street, Third Floor, Stamford, CT 06902 or by calling (203) 307-2800. Eligible stockholders of record receiving multiple copies of this Proxy Statement and 2017 Annual Report can request householding by contacting the Company in the same manner.

On behalf of the Board of Directors

R. Carter Pate
Interim Chief Executive Officer

April 27, 2018
Stamford, Connecticut

PROVIDENCE SERVICE CORPORATION

THE PROVIDENCE SERVICE CORPORATION
ATTN: KERRY DEBELLONIA
700 CANAL STREET
THIRD FLOOR
STAMFORD, CT 06902

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/11/2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/11/2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the election of the Nominees:

1. Election of Class III Directors

Nominees	**For**	**Against**	**Abstain**
01 Todd J. Carter	☐	☐	☐
02 Frank J. Wright	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	**For**	**Against**	**Abstain**
2. A non-binding advisory vote to approve named executive officer compensation.	☐	☐	☐
3. To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company to serve for the 2018 fiscal year.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000381558_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Providence Service Corporation's 2018 Notice and Proxy Statement, and 2017 Annual Report on Form 10-K are available at www.proxyvote.com .

THE PROVIDENCE SERVICE CORPORATION
Annual Meeting of Stockholders
June 12, 2018, 11:00 AM EDT
This proxy is solicited on behalf of the Board of Directors.

The stockholder(s) hereby appoint(s) David Shackelton and Sophia D. Tawil, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of (Common/Preferred) stock of THE PROVIDENCE SERVICE CORPORATION that the stockholder(s) is/are entitled to vote at the 2018 Annual Meeting of stockholder(s) to be held at 11:00 AM, EDT on June 12, 2018, at The Providence Service Corporation's corporate headquarters, 700 Canal Street, Third Floor, Stamford, CT 06902, and any adjournment or postponement thereof.

This Proxy Card, when properly executed, will be voted as directed by the stockholder(s). If no such directions are made, this Proxy will be voted for the election of the nominees listed in Proposal 1, for Proposal 2 and for Proposal 3. With respect to such other business that may properly come before the Annual Meeting and any adjournments, postponements or reschedulings thereof, said proxies are authorized to vote in their direction in accordance with their best judgment, subject to the conditions described in the accompanying proxy statement.

Continued and to be signed on reverse side

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